UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

SPRINT NEXTEL CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 13, 2008

We will hold the annual meeting of shareholders of Sprint Nextel Corporation on Tuesday, May 13, 2008 at 10:00 a.m. Eastern time at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 (703-709-1234).

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of nine directors for a one-year term ending 2009;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2008;

3.	Vote on one shareholder proposal, if presented at the meeting; and

4.	Any other business that properly comes before the meeting.

This year, we are taking advantage of new Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material, or Notice. The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this new approach will provide a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our annual meeting.

Shareholders of record as of March 14, 2008 can vote at the annual meeting. On or about March 31, 2008, we will mail the Notice or, for shareholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card and the annual report on Form 10-K for the year ended December 31, 2007. Please vote before the annual meeting in one of the following ways:

1.	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2.	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3.	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

James H. Hance, Jr.
Chairman of the Board of Directors

Overland Park, Kansas

March 27, 2008

General Information About Proxies and Voting

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting of shareholders, which will be held at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 at 10:00 a.m. Eastern time on Tuesday, May 13, 2008. On or about March 31, 2008, we mailed to our shareholders entitled to vote at the meeting the Notice or, for shareholders who have already requested to receive printed materials, this proxy statement and the form of proxy. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251.

Purpose of the Annual Meeting

At the annual meeting, shareholders will be asked to:

•	elect nine directors to serve for a term of one year (Item 1 on the proxy card);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008 (Item 2 on the proxy card);

•	vote on a shareholder proposal concerning special shareholder meetings, if presented at the meeting (Item 3 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Record Date; Shareholders Entitled to Vote

The close of business on March 14, 2008 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2008 annual meeting or any adjournments or postponements of the 2008 annual meeting.

As of the record date, the following shares were outstanding and entitled to vote:

Designation	Outstanding	Votes per Share
Series 1 common stock	2,774,213,326	1.0000
Series 2 common stock	74,831,333	0.1000

The relative voting power of our different series of voting stock is set forth in our articles of incorporation.

A complete list of shareholders entitled to vote at the 2008 annual meeting will be available for examination by any shareholder at 2001 Edmund Halley Drive, Reston, Virginia 20191, for purposes pertaining to the 2008 annual meeting, during normal business hours for a period of ten days before the annual meeting, and at the time and place of the annual meeting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a shareholder fails to provide voting instructions to his or her broker for shares held in “street name.” Under those circumstances, a shareholder’s broker may be authorized to vote for the shareholder on some routine items, but is prohibited from voting on other items. Those items for which a shareholder’s broker cannot vote result in broker “non-votes.”

Votes Required

Required Vote to Elect the Directors (Proposal 1; Item 1 on the Proxy Card)

Each of the nine nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the annual meeting. A summary of our majority voting standard appears on page 24 under “Proposal 1—Election of Directors—Board Committees and Director Meetings—The Nominating and Corporate Governance Committee—Majority Voting.”

Required Vote to Ratify the Appointment of our Independent Registered Public Accounting Firm (Proposal 2; Item 2 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our common stock entitled to vote on the matter is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008.

Required Vote to Approve the Shareholder Proposal (Proposal 3; Item 3 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our common stock entitled to vote on the matter is required to approve the shareholder proposal, if presented at the annual meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a shareholder marks the “Abstain” box, it will have no effect on the vote for Proposal 1, but it will have the same effect as a vote against Proposals 2 and 3. If a shareholder does not return a proxy, it will have no effect on the vote for the proposals. Broker non-votes for non-routine proposals will also have no effect on the vote for the proposals. Except for broker non-votes, if a proxy is returned without indication as to how to vote, the stock represented by that proxy will be considered to be voted in favor of Proposals 1 and 2, and voted against Proposal 3.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the 2008 annual meeting in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold our stock in your own name):

•	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

•	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

We request that shareholders vote as soon as possible. When the proxy is properly returned, the shares of stock represented by the proxy will be voted at the 2008 annual meeting in accordance with the instructions contained in the proxy.

Except for broker non-votes, if any proxy is returned without indication as to how to vote, the stock represented by the proxy will be considered to be voted in favor of Proposals 1 and 2, and voted against Proposal 3. Unless a shareholder checks the box on the proxy card to withhold discretionary authority, the proxies may use their discretion to vote on other matters introduced at the 2008 annual meeting.

If a shareholder’s shares are held in “street name” by a broker or other nominee, the shareholder should check the voting form used by that firm to determine whether the shareholder may provide voting instructions to the broker or other nominee by telephone or the Internet.

Every shareholder’s vote is important. Accordingly, you should vote via the Internet or by telephone; sign, date and return the enclosed proxy card if you received it by mail; or provide instructions to your broker or other nominee whether or not you plan to attend the annual meeting in person.

Revocability of Proxies and Changes to a Shareholder’s Vote

A shareholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:

•	by sending a signed notice of revocation to our corporate secretary to revoke your proxy;

•	by sending to our corporate secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•

by logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and in each case following the instructions to revoke or change your vote; or

•

by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given, or by revoking your proxy in person, but attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2008 annual meeting. Once voting on a particular matter is completed at the annual meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors, and we will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews or other methods of communication. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies and will pay Georgeson a fee of $25,000 plus out-of-pocket expenses for its services.

Voting by Our Employees Participating in the Sprint Nextel 401(k) Plan

If you are an employee of Sprint Nextel who has a right to vote shares acquired through your participation in our 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. You will receive voting information that covers any shares held in your 401(k) plan account, as well as any other shares registered in your own name.

If you do not instruct the trustee how to vote your shares, the 401(k) plan provides for the trustee to vote those shares in the same proportion as the shares for which it receives instructions from all other participants. To allow sufficient time for the trustee to vote, your voting instructions must be received by the trustee by May 8, 2008.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

Rules of the Securities and Exchange Commission, or SEC, allow us to deliver multiple Notices in a single envelope or a single copy of an annual report and proxy statement to any household where two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits shareholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs.

We mailed Notices in a single envelope, or a single set of proxy materials, as applicable, to each household this year unless the shareholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, for shareholders who previously requested a printed set of the proxy materials, we mailed each shareholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future annual meetings and you are a registered holder, you may request a duplicate set by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com, or by calling 913-794-1091, and we will promptly furnish such materials. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you share a household address with another shareholder, and you receive duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a registered holder, please contact Sprint Nextel Shareholder Relations. If a broker or other nominee holds your shares, you should follow the instructions on your voting instruction form or contact your broker.

If you hold some shares as a registered holder or through our 401(k) plan, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Electronic Delivery of the Proxy Materials

We are able to distribute the annual report and proxy statement to shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Alternatively, you may elect to receive all future annual reports and proxy statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number.

If you have enrolled for electronic delivery, you will receive an email notice of shareholder meetings. The email will provide links to our annual report and our proxy statement. These documents are in PDF format so you will need Adobe Acrobat® Reader to view these documents on-line, which you can download for free by visiting www.adobe.com. The email will also provide a link to a voting web site and a control number to use to vote via the Internet.

Confidential Voting Policy

Your votes are kept confidential from our directors, officers and employees, subject to certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of the proxy card is sent to us.

Attending the Meeting

Shareholders, their guests and persons holding proxies from shareholders may attend the annual meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the meeting, please bring proof of ownership to the meeting. A brokerage account statement showing that you owned our stock on March 14, 2008 is acceptable proof.

Conference Call

Shareholders may listen live by phone to our annual meeting. The dial-in numbers for the conference call will be posted at www.sprint.com/investors/shareholders/annualmeeting before the meeting. Lines are limited and will be available on a first-come, first-served basis.

Security Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of five percent or more of our voting common stock based on our stock outstanding at March 14, 2008.

For purposes of the table below, beneficial ownership is determined based on Rule 13d-3 of the Securities Exchange Act of 1934, which states that a beneficial owner is any person who directly or indirectly has or shares voting and/or investment/dispositive power. According to a Schedule 13G filed on February 11, 2008 by The Growth Fund of America, Inc., or GFA, GFA has sole voting power with respect to all of the shares and sole dispositive power with respect to none of the shares listed by its name in the table below. All shares held by GFA are subject to the sole dispositive power of either Capital Research Global Investors, or CRGI, or Capital World Investors, or CWI. Accordingly, shares held by GFA over which CRGI or CWI has sole dispositive power are included in the respective totals for CRGI and CWI.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Capital World Investors 333 South Hope Street Los Angeles, California 90071	241,781,720 shares(1)	8.5%

	Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	197,907,600 shares(2)	6.9%

	The Growth Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071	163,612,450 shares(3)	5.7%

(1)	According to a Schedule 13G filed on February 11, 2008, Capital World Investors has sole voting power with respect to 46,594,370 shares and sole dispositive power with respect to all of the shares.
(2)	According to a Schedule 13G filed on February 11, 2008, Capital Research Global Investors has sole voting power with respect to 65,687,000 shares and sole dispositive power with respect to all of the shares.
(3)	According to a Schedule 13G filed on February 12, 2008, The Growth Fund of America, Inc. has sole voting power with respect to all of the shares.

Security Ownership of Directors and Executive Officers

The following table states the number of shares of our series 1 common stock beneficially owned as of March 14, 2008 by each current director, current named executive officer and all current directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Name of Beneficial Owner	Shares Owned		Shares Covered by Exercisable Options and RSUs to be Delivered(1)	Shares Represented by RSUs(2)		Percentage of Common Stock
Keith J. Bane	7,908		26,581	0		*
Robert R. Bennett	23,776		5,221	0		*
Gordon M. Bethune	12,294		5,221	0		*
Frank M. Drendel	111,139		227,029	0		*
Larry C. Glasscock	1,000		3,649	0		*
James J. Hance, Jr.	33,234		5,221	0		*
Daniel R. Hesse	0		0	718,907		*
V. Janet Hill	13,907		177,694	0		*
Irvine O. Hockaday, Jr.	95,437		54,816	0		*
Linda Koch Lorimer	46,035		44,054	0		*
Rodney O’Neal	0		3,649	0		*
William H. Swanson	28,564		5,221	0		*
Kathryn A. Walker	132,888		629,457	257,062	(3)	*
Barry J. West	0		770,856	0		*
Ralph V. Whitworth	53,076,834	(4)	2,226	0		1.9%

Directors and Executive Officers as a group (21 persons)	53,664,063		3,605,063	1,621,887		1.9%

*	Indicates ownership of less than 1%.
(1)	Represents shares that may be acquired upon the exercise of stock options exercisable, and restricted stock units to be delivered, on or within 60 days after March 14, 2008 under our equity-based incentive plans.

(2)	Represents unvested restricted stock units with respect to which we will issue the underlying shares of our common stock after the units vest. There are no voting rights with respect to these restricted stock units. These amounts do not include any restricted stock units covered by footnote 1.

(3)	These restricted stock units are subject to adjustment and forfeiture under the terms of our 2007 Long-Term Incentive Compensation Plan. For more information on this plan, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation Plan.”

(4)	Mr. Whitworth is a Principal of Relational Investors, LLC (RILLC). RILLC is the record holder of 100 shares and is the sole general partner of Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P., Relational Partners, L.P., RH Fund 1, L.P., RH Fund 2, L.P., RH Fund 4, L.P., RH Fund 6, L.P., RH Fund 7, L.P., Relational Investors VIII, L.P., Relational Investors IX, L.P., Relational Investors XI, L.P., Relational Investors XV, L.P., Relational Investors XVI, L.P., Relational Investors XXII, L.P. and the sole managing member of Relational Asset Management LLC and Relational Investors X GP LLC, which serve as the sole general partners of Relational Investors III, L.P. and Relational Investors X, L.P., respectively. These Limited Partnerships own a total of 46,691,732 shares. An additional 6,385,002 shares are held in accounts managed by Relational Investors, LLC. Mr. Whitworth disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the New York Stock Exchange, or NYSE, initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. These people are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file, and we make these reports available at www.sprint.com/investors/sec.

To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, during 2007 all Section 16(a) filing requirements applicable to our directors, executive officers and beneficial owners of more than 10% of our equity securities were met, except for: one late Form 4 filing in February 2007 for an acquisition of share units in connection with our Deferred Compensation Plan by Linda Koch Lorimer, an outside director, one late Form 4 filing in March 2007 for a disposition of shares by Barry J. West, Chief Technology Officer & President—4G Mobile Broadband and one late Form 4 filing in December 2007 for an acquisition of shares by Larry C. Glasscock, an outside director.

Proposal 1. Election of Directors

(Item 1 on Proxy Card)

We currently have 13 seats on our board. Keith J. Bane, Frank M. Drendel, Linda Koch Lorimer and William H. Swanson are not standing for re-election. The board has reduced the number of seats on our board to nine effective as of the time of our annual meeting. The board’s objective is to increase the number of board seats and add new directors who meet the director selection criteria and have the skills and attributes that meet the current needs of the board. There is an ongoing director search underway.

Each of the nine nominees, if elected, will serve one year until the 2009 annual meeting and until a successor has been elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless a shareholder directs otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

Robert R. Bennett, age 49. Since March 2005, Mr. Bennett has been President of Discovery Holding Company, a holding company for its wholly-owned subsidiary, Ascent Media Group LLC, and its 67% interest in Discovery Communications, Inc. Mr. Bennett served as president and CEO of Liberty Media Corporation from April 1997 until August 2005 and continued as president until March 2006. He was with Liberty Media from its inception, serving as its principal financial officer and in various other capacities. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. (TCI) and the Bank of New York. Mr. Bennett also serves as a director of Discovery Holding Company and Liberty Media Corporation. Mr. Bennett has served as one of our directors since October 2006.

Gordon M. Bethune, age 66. Retired Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. He served as Chief Executive Officer of Continental Airlines from 1994 and as Chairman and Chief Executive Officer from 1996 until December 31, 2004. He is a director of Honeywell International Inc., Willis Group Holdings, Limited and Prudential Financial, Inc., and Chairman of the Board of Aloha Airgroup, Inc. Mr. Bethune has served as one of our directors since March 2004.

Larry C. Glasscock, age 59. Chairman of the Board of WellPoint, Inc., a health benefits company. Mr. Glasscock served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until June 2007 and as Chairman of WellPoint, Inc. since November 2005. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003. He is a director of Zimmer Holdings, Inc. Mr. Glasscock has served as one of our directors since August 2007.

James H. Hance, Jr., age 63. Chairman of the Board of Sprint Nextel. Retired Vice Chairman of Bank of America Corporation, a financial services holding company. He served as the Vice Chairman of Bank of America Corporation from 1993 until January 31, 2005 and as the Chief Financial Officer of Bank of America Corporation from 1988 until April 2004. He is a director of Cousins Properties Incorporated, Duke Energy Corporation, and Rayonier Corporation. Mr. Hance also serves as a Senior Advisor to The Carlyle Group. Mr. Hance has served as one of our directors since February 2005.

Daniel R. Hesse, age 54. President and Chief Executive Officer of Sprint Nextel. Before becoming the President and Chief Executive Officer of Sprint Nextel on December 17, 2007, Mr. Hesse was Chairman, President, and Chief Executive Officer of Embarq Corporation, the separate company formed from Sprint’s former Local Telecommunications Division in 2006. He served as Chief Executive Officer of Sprint’s Local Telecommunications Division from June 2005 until the Embarq spin-off. Before that, Mr. Hesse served as Chairman, President and Chief Executive Officer of Terabeam Corp., a wireless telecommunications service provider and technology company, from 2000-2004. Prior to serving at Terabeam Corp., Mr. Hesse spent 23 years at AT&T during which he held various senior management positions, including President and Chief Executive Officer of AT&T Wireless Services. He is a director of VF Corporation and also serves on the National Board of Governors of the Boys and Girls Clubs of America. Mr. Hesse has served as one of our directors since December 2007.

V. Janet Hill, age 60. Since 1981, Mrs. Hill has been Vice President of Alexander & Associates, Inc., a corporate consulting firm. Mrs. Hill also serves as a director of Wendy’s International, Inc. and Dean Foods, Inc. Mrs. Hill served as a director of Nextel Communications, Inc. from November 1999 until its merger with Sprint Corporation in August 2005, and she has served as one of our directors since 2005.

Irvine O. Hockaday, Jr., age 71. Retired President and Chief Executive Officer of Hallmark Cards, Inc., a manufacturer of greeting cards. Mr. Hockaday served as President and Chief Executive Officer of Hallmark Cards, Inc. from 1985 to 2001. He is a director of Aquila, Inc., Crown Media Holdings, Inc., Ford Motor Company, and Estee Lauder, Inc. Mr. Hockaday has served as one of our directors since June 1997.

Rodney O’Neal, age 54. Chief Executive Officer and President of Delphi Corporation, a global supplier of mobile electronics and transportation systems. Mr. O’Neal has served as Chief Executive Officer and President of Delphi since January 2007. He previously served as President and Chief Operating Officer of Delphi from January 2005 until January 2007. In 2000, Mr. O’Neal was named Executive Vice President of the former Safety, Thermal & Electrical Architecture Sector at Delphi. In 2003, he was named president of the Dynamics, Propulsion, and Thermal Sector. Previously, he served in a variety of domestic and international operating assignments for both Delphi and its former parent company, General Motors. He is a director of The Goodyear Tire & Rubber Company. Mr. O’Neal has served as one of our directors since August 2007.

Ralph V. Whitworth, age 52. Since 1996, Ralph Whitworth has been a Principal of Relational Investors LLC, a registered investment advisor. He is the former Chairman of the Board of Apria Healthcare Group Inc., and Waste Management, Inc. He is also a former director of Mattel, Inc., Tektronix, Inc., and Sirius Satellite Radio, Inc. He is currently a director of Sovereign Bancorp, Inc. and Titan Investment Partners, LLC, a privately held investment fund which focuses on emerging companies. Mr. Whitworth has served as one of our directors since February 2008.

Our board of directors recommends that you vote for the election of the nine nominees for director in this Proposal 1.

Directors Not Standing for Re-Election

The following information is given with respect to Messrs. Bane, Drendel and Swanson and Ms. Lorimer, who are not standing for re-election at our annual meeting. Messrs. Bane, Drendel and Swanson and Ms. Lorimer will continue to serve on our board until the annual meeting.

Keith J. Bane, age 68. Mr. Bane retired in March 2003 as Executive Vice President and President, global strategy and corporate development of Motorola, Inc., a position that he had held since May 2000. From March 1997 until May 2000, Mr. Bane served as Executive Vice President and President, Americas region of Motorola. From 1973 to August 1997, Mr. Bane held various senior management positions with Motorola. Mr. Bane served as a director of Nextel Communications, Inc. from July 1995 until its merger with Sprint Corporation in August 2005, and he has served as one of our directors since 2005.

Frank M. Drendel, age 63. Mr. Drendel has served as Chairman and Chief Executive Officer of CommScope, Inc., a manufacturer of coaxial cable and supplier of high-performance electronics cables, since 1976. Mr. Drendel is also a director of the National Cable Television Association. Mr. Drendel served as a director of Nextel Communications, Inc. from August 1997 until its merger with Sprint Corporation in August 2005, and he has served as one of our directors since 2005.

Linda Koch Lorimer, age 56. Vice President and Secretary of the University, Yale University. She is the Lead Director of McGraw-Hill, Inc., and a director of Yale-New Haven Hospital and a trustee of Hollins University. Before becoming Vice President and Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Macon Woman’s College for more than six years. She has served as the President of the Board of the American Association of Colleges and Universities and as Vice Chair of The Center for Creative Leadership. Ms. Lorimer has served as one of our directors since March 1993.

William H. Swanson, age 59. Chairman and Chief Executive Officer of Raytheon Company, a technology leader specializing in defense, homeland security and other government markets throughout the world. Before adding the responsibilities of chairman to his position in January 2004, he was Chief Executive Officer and President of Raytheon. Prior to that, he was President of the company, responsible for Raytheon’s government and defense operations. Mr. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions. Mr. Swanson has served as one of our directors since September 2004.

Compensation of Directors

The following table provides compensation information for our current and former directors who served during 2007. Mr. Whitworth’s service did not commence until February 2008. Compensation information for Mr. Hesse, our President and Chief Executive Officer, and Gary D. Forsee, our former Chairman, President and Chief Executive Officer, can be found in the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
Keith J. Bane	127,000		107,771	—	—	—	6,065	240,836
Robert R. Bennett	148,000		138,662	—	—	—	—	286,662
Gordon M. Bethune	109,000		135,852	—	—	—	213	245,065
Frank M. Drendel	102,000		107,771	—	—	—	541	210,312
Larry C. Glasscock(2)	46,167		32,685	—	—	—	—	78,852
James H. Hance, Jr.	164,625		161,730	—	—	—	4,180	330,535
V. Janet Hill	128,000		107,771	—	—	—	489	236,260
Irvine O. Hockaday, Jr.	202,375	(3)	134,078	—	—	—	5,503	341,956
Linda Koch Lorimer	117,000	(3)	134,078	—	—	—	474	251,552
Rodney O’Neal(2)	45,167		32,685	—	—	—	—	77,852
William H. Swanson	156,000	(3)	131,974	—	—	—	480	288,454

(1)	Includes annual retainer fees; Lead Independent Director, committee and/or committee chair fees; and board and committee meeting fees. On October 8, 2007, Mr. Hance was appointed acting Chairman, a position that became permanent on December 17, 2007. The position of Lead Independent Director, which had been held by Mr. Hockaday, was combined with the Chairman role on October 8, 2007.

(2)	Messrs. Glasscock and O’Neal joined our board on August 7, 2007.

(3)	Messrs. Hockaday and Swanson participated in our Directors’ Shares Plan in 2007 and elected to use their annual and additional retainer fees and meeting fees to purchase shares of our common stock in lieu of receiving cash payments. Ms. Lorimer participated in our Deferred Compensation Plan and elected to defer receipt of her retainer and meeting fees. Our Directors’ Shares Plan and our Deferred Compensation Plan are described below on page 15.

(4)	Represents the compensation costs of stock awards for financial reporting purposes for 2007 as determined under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R.

For a discussion of the assumptions used in determining the compensation cost associated with stock awards, see note 11 of the Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2007. We did not issue stock options to outside directors as part of our 2007 outside director compensation program.

On May 8, 2007, we issued 5,198 restricted stock units, or RSUs, to each of our outside directors serving on the board at the time in connection with their annual RSU grant for 2007. The grant date fair market value of the 2007 RSU grant to each of our outside directors is $106,819, which is the product of the per share grant date fair market value multiplied by the number of RSUs granted. To determine the grant date fair market value, we used the trading price of our common stock at the close of market on the May 8, 2007 grant date.

The number of RSUs granted to each of our outside directors was calculated by dividing the director’s annual RSU grant value of $100,000 by $19.24, which was the 30-calendar day stock price average for our common stock beginning on March 16, 2007 and ending on April 14, 2007.

On June 26, 2007, the board of directors revised the director compensation program to provide any new directors joining the board on or after June 26, 2007 with a grant of prorated RSUs. The methodology for determining the number of potential RSUs awarded is described on page 16 under “—Restricted Stock Units.” On August 7, 2007, the board granted 3,637 RSUs to each of Messrs. Glasscock and O’Neal. On

August 7, 2007, the board also granted 3,776 shares of common stock to Mr. Bennett who was appointed to the board on October 8, 2006 and was not eligible to receive a grant of prorated RSUs at the time of his appointment. In making the special grant to Mr. Bennett, the board wished to compensate him under the director compensation program for services rendered for the time period between his appointment to the board on October 8, 2006 and the 2007 annual meeting on May 8, 2007.

As of December 31, 2007, the outside directors held stock awards in the form of RSUs as set forth in the following table:

Name	Aggregate Number of Sprint Nextel RSUs Outstanding at December 31, 2007	Aggregate Number of Embarq RSUs Outstanding at December 31, 2007
Keith J. Bane	5,221	—
Robert R. Bennett	5,221	—
Gordon M. Bethune	9,008	198
Frank M. Drendel	5,221	—
Larry C. Glasscock	3,649	—
James H. Hance, Jr.	9,008	197
V. Janet Hill	5,221	—
Irvine O. Hockaday, Jr.	9,008	198
Linda Koch Lorimer	9,008	198
Rodney O’Neal	3,649	—
William H. Swanson	9,008	198

Any cash dividend equivalents on the RSUs granted to the outside directors are reinvested into RSUs, which vest when the underlying RSUs vest. The aggregate number of RSUs disclosed in this table includes the dividend accruals on the underlying RSUs. This table reflects the number of stock awards outstanding as of December 31, 2007 attributable to compensation paid by us to our directors. In connection with our May 17, 2006 spin-off of Embarq, each outside director who held an outstanding RSU award received one Embarq award for every 20 Sprint Nextel RSUs held. The vesting schedule for the Embarq RSU award is identical to the vesting schedule of the related Sprint Nextel RSU award.

As of December 31, 2007, the outside directors held outstanding option awards, all of which are vested, as set forth in the following table:

Name	Aggregate Number of Sprint Nextel Option Awards Outstanding at December 31, 2007
Keith J. Bane	21,360
Robert R. Bennett	—
Gordon M. Bethune	—
Frank M. Drendel	224,656
Larry C. Glasscock	—
James H. Hance, Jr.	—
V. Janet Hill	172,473
Irvine O. Hockaday, Jr.	49,595
Linda Koch Lorimer	38,833
Rodney O’Neal	—
William H. Swanson	—

This table includes options granted to Mr. Hockaday and Ms. Lorimer under Sprint’s 1997 Long-Term Stock Incentive Program in February 2002. Options granted to Messrs. Bane and Drendel and Mrs. Hill were granted under the Nextel incentive equity plan prior to the Sprint-Nextel merger. Since the merger, we have not issued stock options to our outside directors as part of our outside director compensation program. In connection with the May 17, 2006 spin-off of Embarq, each outstanding option held by our outside directors was adjusted by multiplying the number of shares subject to the option by 1.0955 and dividing the exercise price by the same number.

(5)	Consists of tax gross-up payments made in 2007 for certain benefits provided in 2006, and charitable matching contributions of $3,795 made with respect to Mr. Hance and $5,000 made with respect to Mr. Hockaday. Our Sprint Foundation matching gift program and other benefits are described below on page 16. Beginning in 2006, no tax gross-ups are provided on the value of communications services and equipment utilized by our outside board members.

The compensation of our outside directors is partially equity-based and is designed to comply with our Corporate Governance Guidelines, which provide that the guiding principles behind our outside director compensation practices are: (1) alignment with shareholder interests, (2) preservation of outside director independence and (3) preservation of the fiduciary duties owed to all shareholders. Our outside directors are directors who are not employees of our company.

Mr. Hance, our Chairman, received a prorated portion of the $75,000 Lead Independent Director annual retainer for the period beginning October 8, 2007 (when the Lead Independent Director position was combined with the Chairman position) and ending December 31, 2007. In February 2008, our board approved the payment of a $150,000 annual retainer to Mr. Hance, as described below, which is being paid to him in lieu of the former Lead Independent Director retainer. Our outside directors are also reimbursed for direct expenses relating to their activities as members of our board of directors.

Annual Retainers, Additional Retainers and Meeting Fees

Our outside directors are each paid $70,000 annually plus meeting fees and the following additional retainers:

•

For 2007, the Lead Independent Director was entitled to receive an additional annual retainer of $75,000; effective January 1, 2008, the Chairman is entitled to receive an additional annual retainer of $150,000; the Lead Independent Director retainer has been eliminated;

•	the Chair of the Audit Committee receives an additional annual retainer of $20,000;

•	the Chair of the Human Capital and Compensation Committee, or HC&CC, receives an additional annual retainer of $15,000; and

•	the Chairs of the Finance Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $10,000.

For each meeting attended, we pay our outside directors the following fees:

•	$2,000 for in-person board and committee meetings; and

•	$1,000 for board and committee meetings held telephonically.

As discussed above, our directors are entitled to participate in our Deferred Compensation Plan, a nonqualified and unfunded plan under which our outside directors can defer receipt of all or part of their annual and additional retainer fees and meeting fees into various investment funds and stock indices, including a fund that tracks our common stock. In 2007, Ms. Lorimer participated in our Deferred Compensation Plan. Also, as discussed above, our directors may participate in our Directors’ Shares Plan, under which they can elect to use all or part of their annual and additional retainer fees and meeting fees to purchase shares of our common stock in lieu of receiving cash payments. Our outside directors can also elect to defer receipt of these shares. In 2007, Messrs. Hockaday and Swanson participated in our Directors’ Shares Plan. On an annual basis, our outside directors are given the opportunity to either enroll in or discontinue their participation in one or both of these plans.

Restricted Stock Units

Each of our outside directors receives an annual grant of $100,000 in RSUs representing shares of our common stock. Generally, the RSUs are granted each year at the annual meeting and each grant vests in full upon the subsequent annual meeting. On June 26, 2007, our board revised the director compensation program to provide any new outside board member joining the board on or after June 26, 2007 with a grant of prorated RSUs that vest in full upon the subsequent annual meeting. The dollar value of the outside directors’ annual grant ($100,000) is prorated for the time period between the date of the director’s initial appointment to the board and the date of the subsequent annual meeting. The prorated RSU grant is intended to offer a more competitive compensation package to our outside directors, immediately align the interests of outside directors with our shareholders’ interests, and be more consistent with the manner in which the cash retainers are paid.

Stock Ownership Guidelines

Our director stock ownership guidelines require our outside directors to hold equity or equity interests in our common stock with a value of at least $140,000, which is two times the annual retainer fee. Each outside director is expected to meet this ownership level by the second anniversary of the director’s initial election or appointment to the board. Our director stock ownership guidelines provide the board with flexibility to grant exceptions based on its consideration of individual circumstances. All of our current outside directors who have served on our board for two or more years are in compliance with our director stock ownership guidelines, and the same stock and stock equivalents that count towards the stock ownership guidelines for our executive officers (as described below under “Executive Compensation—Compensation Discussion and Analysis”) are used to determine our outside directors’ compliance with the director stock ownership guidelines.

In addition, active outside directors are required to retain for a period of at least 12 months all shares or share equivalents (e.g., options or RSUs) received from us, except for shares (i) sold for the payment of taxes as a result of shares becoming available to the outside director or (ii) delivered to pay for the acquisition of additional shares through the exercise of a stock option or otherwise. The 12-month period begins on the date any restrictions or vesting periods have lapsed on the shares or share equivalents (including stock options). The outside directors are subject to this holding period until they leave our board.

Other Benefits

We believe that it serves the interests of our company and our shareholders to enable our outside directors to utilize our communications services. Accordingly, each outside director may receive up to two wireless units and one connection card and the related wireless service, wireline long distance services and international calling cards. In addition to the value of the communications service, the value of any additional services and features (e.g., ringers, call tones, directory assistance), and the lease value of the wireless devices, replacements and associated accessories are included in the value of the communications benefit. The value of any communications benefits realized by a director is subject to federal, state or local income taxes, which taxes are paid by the director. There may be other circumstances in which units are provided to board members (such as demonstration, field testing and training units); these units must be returned or they will be converted to a consumer account and applied toward the wireless units under this communications benefit once the units reach production.

Under our charitable matching gifts program, the Sprint Foundation matches contributions made to qualifying organizations on a dollar-for-dollar basis, up to the annual donor maximum of $5,000. The annual maximum contribution per donor, per organization is $2,500. As described in the director compensation table, Messrs. Hance and Hockaday were the only outside directors for whom the Sprint Foundation provided matching charitable contributions in 2007.

Except as described in this paragraph, we currently do not offer retirement benefits to outside directors. Ms. Lorimer is our only outside director who is eligible to receive benefits under a retirement plan originally adopted by our board of directors in 1982. The board amended the retirement plan in 1996 to eliminate the retirement benefit for any outside director who did not have five years of credited service as of the date of the amendment. Ms. Lorimer was deemed as having over five years of credited service at the time the retirement benefit was eliminated as a result of her years of service on the board of Centel Corporation, with which we merged in 1993. Following her departure from our board, Ms. Lorimer will receive monthly benefit payments equal to the monthly fee (not including meeting fees or additional retainers) being paid to outside directors at the time of her retirement. The monthly retirement benefit would be $5,833 while the current $70,000 annual retainer remains in effect, and the number of monthly benefit payments to Ms. Lorimer will be 120 payments.

Corporate Governance Matters

Our board and senior management devote considerable time and attention to corporate governance matters. We maintain a comprehensive set of corporate governance initiatives that include the following:

•

maintaining a Corporate Governance and Ethics organization that is functionally independent from our other operating units and is designed to provide an enhanced level of transparency into the company for all of our stakeholders;

•

refinement of our policies and goals with respect to the determination of executive compensation programs, including increasing emphasis on performance-based equity compensation, as further described below under “Executive Compensation—Compensation Discussion and Analysis;”

•	implementing a majority vote standard in an uncontested election of directors;

•	implementing an executive compensation clawback policy, which is discussed on page 40;

•	implementing a policy regarding independent executive consultants, which is discussed on page 27;

•	conducting annual board, committee and director self evaluations;

•	declassification of the board;

•	adherence to strict independence standards for directors that meet or exceed NYSE listing standards;

•	requiring the outside directors to hold executive sessions without management present no less than three times a year, at or in conjunction with regularly-scheduled board meetings;

•	requiring the Audit Committee, the Finance Committee, the HC&CC and the Nominating and Corporate Governance Committee to be composed entirely of independent directors;

•	publication on our website of our Corporate Governance Guidelines and charters for all standing committees of the board, which detail important aspects of our governance policies and practices;

•	maintaining limits on the number of other public company boards and audit committees on which our directors can serve;

•

maintaining a policy that prohibits our independent registered public accounting firm from providing professional services, including tax services, to any employee or board member or any of their immediate family members that would impair the independence of our independent registered public accounting firm;

•	maintaining stock ownership guidelines for vice presidents and above and outside directors; and

•

maintaining limits on payments made in any future severance agreement with any officer at the level of senior vice president or above as further described below under “Executive Compensation—Compensation Discussion and Analysis.”

We value the views of our shareholders and other interested parties. Consistent with this approach, our board has established a system to receive, track and respond to communications from shareholders and other interested parties addressed to our board or to our outside directors. A statement regarding our board communications policy is available at www.sprint.com/governance. Any shareholder or other interested party who wishes to communicate with our board or our outside directors may write to Board Communications Designee, Sprint Nextel Corporation, 2001 Edmund Halley Drive, Mailstop VARESPO513-503, Reston, VA 20191, or send an email to boardinquiries@sprint.com. Our board has instructed the Board Communications Designee to examine incoming communications to determine whether the communications are relevant to our board’s roles and responsibilities. The Board Communications Designee will review all appropriate communications and report on the communications to the chair of or the full Nominating and Corporate Governance Committee, the Chairman of our full board, or the outside directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant board source. Communications relating to accounting, internal accounting controls, or auditing matters will be referred promptly to members of the Audit Committee in accordance with our policy on communications with the board of directors.

James H. Hance, Jr. currently serves as our Chairman. As detailed in our Corporate Governance Guidelines, the responsibilities and authority of our Chairman are designed to facilitate the board’s oversight of management and ensure the appropriate flow of information between the board and management, and include the following:

•	determining an appropriate schedule for board meetings and seeking to ensure that the outside directors can perform their duties responsibly;

•	setting agendas for board meetings, with the understanding that agenda items requested on behalf of the outside directors will be included on the agenda;

•

determining the quality, quantity and timeliness of the flow of information from management that is necessary for the outside directors to perform their duties effectively and responsibly, with the understanding that the outside directors will receive any information requested on their behalf by the Chairman;

•	coordinating, developing the agenda for, chairing and moderating meetings of the outside directors;

•

acting as principal liaison between outside directors and the Chief Executive Officer, or CEO, on sensitive issues and, when necessary, ensure the full discussion of those sensitive issues at board meetings;

•	providing input to the HC&CC regarding the CEO performance and meet, along with the chair of the HC&CC, with the CEO to discuss the board’s evaluation;

•

assisting the Nominating and Corporate Governance Committee, the board and our company’s officers in assuring compliance with and implementation of the Corporate Governance Guidelines, and providing input to the Nominating and Corporate Governance Committee on revisions to the guidelines; and

•

providing input to the Nominating and Corporate Governance Committee regarding the appointment of chairs and members of the Audit Committee, the HC&CC, the Executive Committee, the Finance Committee and the Nominating and Corporate Governance Committee.

The Chairman and the other directors may, from time to time, with the CEO’s knowledge and in most instances with members of management present, meet with outside parties on issues of importance to all shareholders.

A current copy of our Corporate Governance Guidelines and the charters for all standing committees of the board are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com.

Independence of Directors

Our board has adopted a definition of director independence that in several areas exceeds the listing standards of the NYSE. Our Corporate Governance Guidelines require that at least two-thirds of our board be independent. Under our Corporate Governance Guidelines, our board will determine affirmatively whether a director is “independent” on an annual basis and disclose these determinations in our annual proxy statement. That determination is set forth below. A director will not be independent unless the board, considering all relevant circumstances, determines that the director does not have a material relationship with us, including any of our consolidated subsidiaries. A director will not be independent if:

•	during the preceding five years, the director or an immediate family member (as defined below) of the director was employed by our company;

•

during any 12-month period in the last three years, the director or an immediate family member of the director received more than $100,000 per year in direct compensation from us, other than excluded compensation (as defined below);

•

during the preceding five years, the director or an immediate family member of the director was affiliated with or employed by an independent registered public accounting firm that is or was the internal or external auditor of our company;

•

during the preceding five years, an executive officer of our company served on the compensation committee of the board of another company that concurrently employed the director or an immediate family member of the director as an executive officer;

•	an executive officer of our company serves on the board of a company that employs the director or an immediate family member of the director as an executive officer;

•

during the current or previous fiscal year, the director or an immediate family member of the director accepted any payments (other than those arising from investments in our securities, excluded compensation, or other non-discretionary compensation) from us in excess of $45,000;

•

the director is an employee of, or an immediate family member of the director is an executive officer of, any company to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 2% of the other company’s consolidated gross revenues or $1,000,000; or

•

the director is a partner in or controlling shareholder or executive officer of any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 3% of the recipient’s (i.e., our company’s or the other organization’s) consolidated gross revenues or $200,000.

Our board may determine that a director who does not meet the standards in the fifth, sixth or eighth bullet points above nevertheless is independent. Following any such determination, our board will disclose a detailed explanation of its determination in our annual proxy statement. In no event will our board make such determination for a director for more than two consecutive years.

Our board uses the following definitions to determine director independence:

•

“excluded compensation” means director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•	“executive officer” has the meaning set forth in Rule 303A.02 of the NYSE, as amended from time to time; and

•	“immediate family member” means any person included in such term as it is defined in Rule 303A.02 of the NYSE or the rules and regulations of the SEC.

In determining the independence of the outside directors, our board considered whether our outside directors, their immediate family members, and the companies with which they are employed as an executive officer (if applicable) have any relationships with our company that would prevent them from meeting the independence standards listed above, as well as the listing standards of the NYSE. In performing its review, our board considered the responses provided by the outside directors in their director questionnaires and determined that the following director nominees for re-election at the 2008 Annual Meeting have no material relationship with our company and are independent using the definition described above: Mrs. Hill and Messrs. Bennett, Bethune, Glasscock, Hance, Hockaday, O’Neal and Whitworth. Based on these standards, each of our outside directors who are standing for re-election are independent directors. The Audit Committee, the Finance Committee, the HC&CC and the Nominating and Corporate Governance Committee are composed entirely of independent directors.

Board Committees and Director Meetings

Board Meetings

During 2007, our board of directors held six regular meetings and 14 special meetings. Our board of directors has the following standing committees: an Audit Committee, a Finance Committee, an HC&CC, an Executive Committee and a Nominating and Corporate Governance Committee. Directors are expected to devote sufficient time to prepare properly for and attend meetings of our board, its committees and executive sessions, and to attend our annual meeting of shareholders. All directors attended at least 75% of the meetings of the board and board committees on which they served during 2007, and eight of the ten directors who served on our board at the time of our 2007 annual meeting attended that annual meeting.

Meetings of Outside Directors

In addition to board and committee meetings, our outside directors met 14 times in 2007 without management present. Our Lead Independent Director chaired the meetings of our outside directors, and following the appointment of our Chairman on October 8, 2007, he has chaired these meetings.

The Audit Committee

The primary purpose of the Audit Committee is to assist our board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and related disclosures, as well as related accounting and financial reporting processes;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, independence, audit and review scope, and performance;

•	the audit scope and performance of our internal audit function; and

•	our ethics and compliance program.

The Audit Committee also has sole authority for the appointment, retention, termination, compensation, evaluation and oversight of our independent registered public accounting firm. The committee’s principal responsibilities in serving these functions are described in the Audit Committee Charter that was adopted by our board of directors and is annually reviewed and revised as necessary.

Current copies of the Audit Committee Charter and our code of ethics, The Sprint Nextel Code of Conduct, both of which comply with SEC rules and the NYSE corporate governance standards, are available at www.sprint.com/governance. Copies of the Audit Committee Charter and The Sprint Nextel Code of Conduct may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, or by email at shareholder.relations@sprint.com.

The Sprint Nextel Code of Conduct describes the ethical and legal responsibilities of directors and employees of our company and our subsidiaries, including senior financial officers and executive officers. All of our directors and employees (including all senior financial officers and executive officers) are required to comply with The Sprint Nextel Code of Conduct. In support of the ethics code, we have provided employees with a number of avenues for the reporting of potential ethics violations or similar concerns or to seek guidance on ethics matters, including a 24/7 telephone helpline. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters to the Ethics Helpline at 1-800-788-7844, by mail to the Audit Committee, c/o Sprint Nextel Corporation, 2001 Edmund Halley Drive, Mailstop VARESPO513-503, Reston, VA 20191, or by email to boardinquiries@sprint.com. Our Chief Ethics Officer reports regularly to the Audit Committee and annually to the entire board on our Ethics and Compliance program.

The Chair of the Audit Committee is Mr. Hance. The other members are Messrs. Bane, Bennett and Glasscock. Each of the members is financially literate and able to devote sufficient time to serving on the Audit Committee. Our board has determined that each of the Audit Committee members is an independent director under the independence requirements established by our board and the NYSE corporate governance standards. Our board has also determined that Messrs. Bennett, Glasscock and Hance each possess the qualifications of an “audit committee financial expert” as defined in SEC rules. The Audit Committee met seven times in 2007.

The Finance Committee

The primary functions of the Finance Committee include:

•	reviewing and approving our financing activities consistent with the authorization levels set forth in our fiscal policy;

•

reviewing and making recommendations to the board on our capital structure, annual budgets, enterprise risk management program, fiscal policy, investment policy and other significant financial initiatives; and

•	reviewing and approving proposed acquisitions, dispositions, mergers, joint ventures and similar transactions consistent with the authorization levels set forth in our fiscal policy.

The committee’s principal responsibilities in serving these functions are described in the Finance Committee Charter that was adopted by our board of directors and is annually reviewed and revised as necessary.

The Chair of the Finance Committee is Mr. Bennett. The other members are Messrs. Bane, Glasscock, Hance, Swanson and Whitworth. Each member of the Finance Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Finance Committee met 12 times in 2007. A current copy of the charter for the Finance Committee is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, or by email at shareholder.relations@sprint.com.

The Human Capital and Compensation Committee

The primary functions of the HC&CC include:

•

developing and overseeing our compensation programs and practices for executives generally and for the direct reports of our CEO and the individuals designated as executive officers under Section 16 of the Securities Exchange Act of 1934, which we call principal senior officers, in particular;

•	evaluating the performance of our CEO and reviewing management’s assessment of the performance of principal senior officers;

•	setting the annual compensation levels for our CEO and other principal senior officers;

•	with input from the Nominating and Corporate Governance Committee, making recommendations to the board on outside director compensation;

•

making recommendations to the board on incentive compensation plans and equity-based compensation plans that are subject to board approval, including the adoption of those plans and any amendments to those plans;

•	reviewing and approving executive compensation disclosures made in our annual proxy statement and annual report on Form 10-K;

•

determining, approving and acknowledging awards under incentive compensation and equity-based compensation plans, including amendments to the awards under any such plans, and reviewing and monitoring awards under such plans;

•	reviewing and approving any proposed employment agreement (and any amendments) with principal senior officers;

•	with input from the Nominating and Corporate Governance Committee, annually reviewing with management plans for the orderly development and succession of senior executive officers; and

•	annually reviewing compliance with our executive stock ownership guidelines and director stock ownership guidelines.

Additional information regarding the HC&CC’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.” Generally, the committee’s primary processes for establishing and overseeing outside director compensation and the role of company personnel and compensation consultants are similar to those regarding executive compensation. Any appropriate changes to outside director compensation are made following recommendation to the board by the HC&CC, with input from the Nominating and Corporate Governance Committee. In accordance with its charter, the HC&CC may delegate authority to subcommittees or any committee member when appropriate.

The Chair of the HC&CC is Mr. Swanson. The other members are Mrs. Hill, Ms. Lorimer and Messrs. Bethune, O’Neal and Whitworth. Each member of the HC&CC satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The HC&CC met ten times in 2007.

A current copy of the charter for the HC&CC is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, or by email at shareholder.relations@sprint.com. The charter was adopted by our board of directors and is annually reviewed and revised as necessary.

Compensation Committee Interlocks and Insider Participation

Messrs. Bethune, O’Neal and Swanson, Mrs. Hill and Ms. Lorimer served on the HC&CC during 2007. There were no compensation committee interlocks or insider participation during 2007.

The Executive Committee

The primary function of the Executive Committee is to exercise powers of the board on matters of an urgent nature that arise between regularly scheduled board meetings.

The Chair of the Executive Committee is Mr. Hesse. The other members are Messrs. Hance, Hockaday and Swanson. The Executive Committee did not meet in 2007.

The Nominating and Corporate Governance Committee

The primary function of the Nominating and Corporate Governance Committee is to ensure that our company has effective corporate governance policies and procedures and an effective board and board review process. In fulfilling this function, the committee:

•	determines director selection criteria consistent with our Corporate Governance Guidelines and conducts searches for prospective directors whose skills and attributes reflect these criteria;

•

evaluates and makes recommendations to the board on nominees to fill board vacancies between annual meetings of the shareholders as well as nominees (including nominees proposed by shareholders) for election at the next annual meeting of shareholders;

•

evaluates and makes recommendations to the board on a director’s retirement, an offer to resign due to a change in circumstances, or a resignation tendered as a result of a director’s failure to receive the required number of votes for re-election;

•	evaluates and makes recommendations to the board on the appointment of directors to board committees and the selection of board committee chairs;

•	develops, reviews and makes recommendations to the board on corporate governance policies and practices designed to benefit our shareholders;

•	provides input to the HC&CC on outside director compensation and the orderly development and succession of senior executive officers; and

•	oversees the annual board, board committee and director self evaluation process.

In evaluating prospective candidates or current board members for nomination, the Nominating and Corporate Governance Committee considers all factors it deems relevant, including, but not limited to, the candidate’s: (1) character, including reputation for personal integrity and adherence to high ethical standards, (2) judgment, (3) knowledge and experience in leading a successful company, business unit or other institution, (4) independence from our company, (5) ability to contribute diverse views and perspectives, (6) business acumen and (7) ability and willingness to devote the time and attention necessary to be an effective director — all in the context of an assessment of the needs of the board at that point in time.

The Nominating and Corporate Governance Committee reviews with the board the appropriate characteristics and background needed for directors. This review is undertaken not only in considering new candidates for board membership, but also in determining whether to nominate existing directors for another term. The Nominating and Corporate Governance Committee determines the current director selection criteria and conducts searches for prospective directors whose skills and attributes reflect these criteria. To assist in the recruitment of new members to our board, the Nominating and Corporate Governance Committee employs one or more third-party search firms. All approvals of nominations are determined by the full board.

It is the policy of the Nominating and Corporate Governance Committee also to consider candidates recommended by shareholders. These recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sprint Nextel Corporation, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251. To be timely, your recommendation must be received by our Corporate Secretary between December 15, 2008 and January 13, 2009. Your recommendation must include the following for each candidate you intend to recommend:

•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of shares of our stock beneficially owned;

•	a description of all arrangements or understandings relating to the nomination between or among you, each nominee, and any other person or persons;

•	the signed consent of each nominee to serve as a director if so elected;

•	any other information that is required by law to be disclosed in connection with solicitations of proxies for the election of directors; and

•	a statement signed by the nominee that indicates whether the nominee, if elected as a director, intends to comply with our Corporate Governance Guidelines.

The notice must also include your name and address and the class and number of shares of our stock that you own.

Majority Voting

On February 27, 2007, our board approved amendments to our bylaws to provide that each nominee for director in an uncontested election will be elected if the votes cast for that nominee exceed the votes cast against that nominee. Votes cast do not include abstentions and broker non-votes. The date for determining if an election is contested or uncontested has been set at 14 days before we file our definitive proxy statement. This requirement is intended to help us determine for our proxy statement whether director nominees will be elected under a majority or plurality standard prior to soliciting proxies.

In connection with the amendments to our bylaws establishing a majority vote standard for the election of directors in uncontested elections, our board also amended our Corporate Governance Guidelines to provide that an incumbent nominee who fails to receive a majority of votes cast in an uncontested election is expected to tender promptly his or her resignation. The Nominating and Corporate Governance Committee will recommend, and the board will determine, whether or not to accept the tendered resignation within 90 days of the certification of the shareholder vote with respect to the director election. Our board’s decision will be publicly disclosed.

In connection with the board’s three-year independent director evaluation in February 2006, the board agreed to permit the rights issuable pursuant to our rights plan to expire in June 2007 in accordance with the plan. We currently do not have a shareholder rights plan in place.

The Chair of the Nominating and Corporate Governance Committee is Mr. Hockaday. The other members are Mrs. Hill, Ms. Lorimer and Messrs. Bethune and O’Neal. Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Nominating and Corporate Governance Committee met six times in 2007.

A current copy of the charter for the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com. The charter and the Corporate Governance Guidelines were adopted by our board of directors and are annually reviewed and revised as necessary.

The Transition Committee

In 2007, our board appointed a special Transition Committee, whose primary function was to oversee the search for a replacement CEO in connection with Mr. Forsee’s departure.

The Chair of the Transition Committee was Mr. Hockaday. The other members were Messrs. Bennett, Hance and Swanson. The Transition Committee met 14 times in 2007 until Mr. Hesse was appointed President and CEO in December 2007, at which time the Transition Committee’s function was complete.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of our accounting principles, judgments and estimates, as applied in our financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the firm’s independence from our company and our subsidiaries and has discussed with the independent registered public accounting firm its independence.

The Audit Committee met with senior management periodically during 2007 to consider the adequacy of our internal controls and discussed these matters with our independent registered public accounting firm and with appropriate financial personnel. The Audit Committee also discussed with senior management our disclosure controls and procedures and the certifications by our CEO and our Chief Financial Officer, which are required by the SEC for certain of our filings with the SEC. The Audit Committee met privately with the independent registered public accounting firm, our internal auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Audit Committee

James H. Hance, Jr., Chair

Keith J. Bane

Robert R. Bennett

Larry C. Glasscock

Human Capital and Compensation Committee Report

The HC&CC has reviewed and discussed Sprint Nextel’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the HC&CC recommended to the board that Sprint Nextel’s Compensation Discussion and Analysis be included in this proxy statement.

The Human Capital and Compensation

Committee

William H. Swanson, Chair

Gordon M. Bethune

V. Janet Hill

Linda Lorimer

Rodney O’Neal

Ralph V. Whitworth

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis describes the compensation program for our named executive officers for 2007.

Our named executive officers are: Daniel R. Hesse, President and CEO; Paul N. Saleh, our former Chief Financial Officer; Barry J. West, Chief Technology Officer and President—4G Mobile Broadband; Timothy E. Kelly, our former Chief Marketing Officer; Kathryn A. Walker, Chief Network Officer; and Gary D. Forsee, our former Chairman, President and CEO. Effective January 1, 2008, we terminated the employment of Mr. Forsee without cause. On January 25, 2008, we terminated the employment of Messrs. Saleh and Kelly without cause.

Objectives of our Executive Compensation Program

The compensation program for our named executive officers consists of a comprehensive package including a base salary and short- and long-term incentive opportunities. We also provide employee benefits. Our compensation program is designed to:

•	retain our executive officers and attract qualified and experienced executives who can contribute to our growth with the ultimate objective of improving shareholder value;

•	motivate our executives to achieve critical operating and financial objectives;

•

align the interests of our executives with those of our shareholders by having a significant portion of the compensation package consist of equity-based awards, which serves to encourage our executives to think and act like owners of our company;

•	promote our tax, accounting and financial objectives; and

•	adhere to corporate governance best practices.

Our incentive plans tie executive remuneration to our performance, striking a balance between our short- and long-term performance, and between remuneration for achieving operating and financial objectives and producing a return for our shareholders. Target opportunities under our short- and long-term incentive plans comprise the majority of the compensation packages of each of our executives, which we believe serves to motivate properly each of them to achieve our objectives.

Use of Compensation Consultants and Management Involvement

The HC&CC annually retains a compensation consultant. The HC&CC charter provides that, at least once every three years, it will retain a compensation consultant to report on whether our current compensation programs and arrangements provide an appropriate level of (1) compensation and retention incentive to principal senior officers and (2) compensation to the non-employee members of the board of directors.

For 2007 and 2008, the HC&CC has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant. Frederic W. Cook & Co. provides no services to us other than advisory services for executive and director compensation, and works with management only at the request and under the direction of the HC&CC. On March 12, 2008, to ensure independence, the HC&CC adopted a policy on executive compensation consultants that codifies this relationship. Frederic W. Cook & Co. has reviewed the compensation components and levels for our named executive officers and advised the HC&CC on the appropriateness of our compensation programs, including our incentive and equity-based compensation plans, retention incentives and any proposed employment agreements, as these matters arose during the year. Frederic W. Cook & Co. also provides recommendations on new compensation plans, programs and arrangements, including those for Mr. Hesse, and assists with the design and drafting and provides an opinion on the reasonableness of such plans, programs or arrangements. Representatives of Frederic W. Cook & Co. attend HC&CC meetings at the HC&CC’s request and make themselves available to provide guidance to the HC&CC on a variety of compensation issues as they arise. The primary point of contact at Frederic W. Cook & Co. communicates with the chair of the HC&CC frequently and interacts frequently with all HC&CC members independent of management.

Frederic W. Cook & Co. prepares the benchmarking data with respect to an annual peer group compensation survey and reviews the appropriateness of such data. Frederic W. Cook & Co. also reviews our process for determining, and the compensation decisions made with respect to, comparisons of our named executive officers and the officers of those companies included in our peer group and market benchmarking surveys.

Personnel in our human resources department support the work of the HC&CC and its consultants. In addition, our CEO periodically discusses with the HC&CC matters regarding the design of compensation programs and the compensation levels of our other named executive officers and certain key personnel.

Use of Peer Group and Market Survey Benchmarking Data

The primary data considered by the HC&CC in determining the elements of annual compensation is the peer group data and the market survey data. As a benchmarking process, the HC&CC compared the median and 75th percentile compensation level for each element of compensation of executives from groups of telecommunications and high-technology companies with the compensation of each of our named executive officers. For 2007, we derived this data from two sources: a market data assessment of a peer group of companies and market survey data compiled by Towers Perrin.

Peer Group Data

Frederic W. Cook & Co. determined a median and 75th percentile compensation level for each element of compensation for the named executive officers of each of the following peer group of companies:

Alltel Corporation	Dell Inc.	Qwest Communications International Inc.
AT&T Inc.	Electronic Data Systems Corporation	The DIRECTV Group, Inc.

BellSouth Corporation	Lucent Technologies Inc.	Time Warner Inc.
Comcast Corporation	Motorola, Inc.	Verizon Communications Inc.

Computer Sciences Corporation	QUALCOMM Incorporated

When possible, Frederic W. Cook & Co. used the compensation of a peer group named executive officer with the same title or function as each of our named executive officers. In some cases, the titles of the named executive officers of our peer group companies did not closely match the titles of our named executive officers and, in these situations, Frederic W. Cook & Co. used the hierarchical pay compensation information of the executive officer with the same ranking in the peer group company’s proxy statement. For example, the compensation of our third highest paid named executive officer would be compared with the compensation of the third highest executive officer of the applicable peer group company. Because the data used in this analysis was based on compensation paid two years previously, the compensation amounts were adjusted for the estimated increase in the cost of labor for comparability to the compensation recommended for the current year.

For 2008, we removed BellSouth Corporation (now known as AT&T) and Lucent Technologies Inc. (now known as Alcatel Lucent), each of which had been acquired, and added Hewlett-Packard Company due to its similar business model.

Market Survey Data

We obtained from Towers Perrin survey data that included the median and 75th percentile compensation levels for each element of compensation for key executive positions of a group of telecommunications and high-technology companies that elect to participate in their surveys. The companies included in the 2007 market survey were as follows:

Accenture Ltd.	Electronic Data Systems Corporation	Qwest Communications International Inc.
AT&T Inc.	Hewlett-Packard Company	Time Warner Inc.

BellSouth Corporation	Lucent Technologies Inc.	Verizon Communications Inc.
Cingular Wireless LLC	Motorola, Inc.

Cox Communications, Inc.	Nortel Networks Corporation

This Towers Perrin survey aggregated the data of the participating telecommunications and high-technology companies. Where titles of our named executive officers do not match those of the officers of this composite group, we used the compensation for a position with a similar job function for purposes of our analysis. Because the data used in this analysis was based on compensation paid for the prior year, the compensation amounts were adjusted for the estimated increase in the cost of labor for comparability to the recommended compensation for the current year.

For 2008, we removed BellSouth Corporation and Cingular Wireless LLC (now known as AT&T) and Lucent Technologies Inc. (now known as Alcatel Lucent), each of which had been acquired or merged.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, or IRC, limits to $1 million the amount of non-performance-based remuneration that we may deduct from our taxable income in any tax year with respect to our Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, at the end of the year. Base salary, certain equity-based awards and perquisites and other personal benefits are not considered performance-based remuneration. A company, however, may deduct from its taxable income without regard to the $1 million limit the full value of all performance-based compensation under section 162(m), such as annual cash incentive compensation and stock option awards, if certain requirements are met, including that the maximum number of stock options that may be awarded and the maximum amount of other performance-based remuneration that may be payable to any one executive officer have been disclosed to and approved by shareholders prior to the award or payment. Our shareholders have approved limits on the number of stock options and performance-based equity awards (such as RSUs subject to vesting or adjustment based on achievement of management objectives) to any one executive officer during a calendar year and the amount of other performance-based remuneration payable pursuant to awards to any one executive officer during a calendar year.

The HC&CC considers Section 162(m) deductibility in designing our compensation program and incentive-based compensation plans. In certain circumstances, the HC&CC has determined it necessary, to retain executives in and attract candidates for senior level positions, to offer compensation packages in which the non-performance-based elements exceed the $1 million Section 162(m) limit.

Elements of Compensation

The HC&CC annually reviews the compensation packages of our named executive officers and other key personnel, as presented in the form of “tally sheets,” that set forth all components of compensation, a summary of the outstanding equity holdings of each named executive officer as of year end and the value of such holdings under various assumed share prices, the present value of retirement benefits and other benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each named executive officer would realize upon separation from our company under various scenarios including: normal retirement; voluntary termination of employment with and without good reason; involuntary termination of employment with and without cause; termination of employment in connection with a change in control; and death or disability. The HC&CC uses these tally sheets in connection with its consideration of adjustments to base salaries and awards of equity-based or other remuneration, and in establishing incentive plan opportunity levels. Although the HC&CC reviews and considers the amounts realizable by our named executive officers under different termination scenarios, as well as the current stock and equity-based award holdings, value received upon vesting of previously awarded equity-based awards and exercise of in-the-money previously awarded stock options, these are not primary considerations in the assessment and determination of annual compensation for our named executive officers.

The following comprise the primary elements of the 2007 compensation program for our named executive officers:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	Not performance- based

Short-Term Incentive	Cash	Creates a strong financial incentive for achieving or exceeding critical operating and financial objectives based on company and individual performance	Adjusted operating income before depreciation and amortization, or OIBDA; post-paid wireless churn; net service revenue; and operational objectives for each executive’s functional area of responsibility

Element	Form of Compensation	Purpose	Performance Metric(s)
Long-Term Incentive	Non-qualified stock options and performance-based RSUs	Promotes our long-
term objectives and
create a strong
financial incentive for
achieving or exceeding
critical operating and
financial objectives
and producing positive
returns for our
shareholders and align
executive interests
with those of
		shareholders	With respect to performance-based RSUs, consolidated adjusted OIBDA margin of our core operations for 2009; and cumulative free cash flow from operations for 2007 through 2009

Integration Overachievement Plan	Cash or RSUs	Performance-based incentive to promote merger integration, adjusted OIBDA margin and results aimed at increasing shareholder value	A variety of financial, operating and common stock performance measures

A summary of the primary elements of compensation with respect to each of our named executive officers for 2007 is set forth in the table below.

	Annual Base Salary	2007 Short-Term Incentive Compensation Plan		2007 Long- Term Incentive Compensation Plan – Target Opportunity	Integration Overachievement Plan
		Target Opportunity	Actual Payout		Target Opportunity	Actual Payout
Daniel R. Hesse	$1,200,000	N/A	N/A	N/A	N/A	N/A
Paul N. Saleh	$780,000	$975,000	$628,875	$5,875,000	$1,000,000	$0
Barry J. West	$469,356	$469,356	$303,016	N/A	$425,000	$0
Timothy E. Kelly	$572,001	$600,601	$375,976	$3,554,375	$550,000	$0
Kathryn A. Walker	$520,000	$520,000	$330,356	$2,350,000	$750,000	$0
Gary D. Forsee	$1,500,000	$2,550,000	$1,516,740	$10,000,000	$2,500,000	$0

Mr. Hesse commenced employment with us on December 17, 2007. Consequently, he was not a participant in the 2007 short-term or long-term incentive compensation plans or the integration overachievement plan. To attract Mr. Hesse, and in consideration for his forfeiture of certain cash and equity incentive compensation from his prior employer upon joining our company, Mr. Hesse’s employment agreement provided for: (1) a $2,650,000 cash sign-on bonus, (2) a sign-on option award to purchase 3,275,000 shares of our common stock that vest in three equal installments, of which two-thirds had an exercise price above our market price on the date of grant and (3) 718,907 sign-on RSU awards, which had an aggregate value of $10,000,000 on the date of grant and vest in three equal annual installments. For additional information regarding Mr. Hesse’s compensation, see “—Summary Compensation Table” and “—Grants of Plan-Based Awards.”

In lieu of participating in our 2007 long-term incentive compensation plan, Mr. West received $500,000 of cash compensation under the terms of his employment agreement. For additional information regarding Mr. West’s compensation, see “—Summary Compensation Table.”

Other elements of the compensation program for our named executive officers consist of:

•	retention programs;

•	employee benefit plans and retirement programs; and

•	deferred compensation program.

Base Salary

Because base salary is not performance-based remuneration, it serves as a minimum payment to executive officers. We determined the base salary of each of the named executive officers, other than Mr. Hesse, based on a number of factors, including the:

•	nature, responsibilities and reporting relationships of the position;

•	salary levels for incumbents in comparable positions at peer companies as well as other executives within our organization; and

•	experience and tenure of the executive.

The HC&CC considered it necessary and appropriate to set a base salary for Messrs. Hesse and Forsee above the $1 million Section 162(m) limit.

We periodically make adjustments to the base salaries of executive officers based on the factors listed above, as well as our performance and that of the executive officer. In early 2008, the HC&CC completed its annual review of the base salaries of our named executive officers who were employed by us at that time. As of February 11, 2008, the base salary of each of our named executive officers remained unchanged from 2007 and is as follows:

•	Mr. Hesse—$1,200,000;

•	Mr. West—$469,356; and

•	Ms. Walker—$520,000.

Annual Short-Term Incentive Compensation Plan

Each of our named executive officers, other than Mr. Hesse, participated in our annual short-term incentive compensation, or STIC, plan for 2007, which provides for the payment of cash compensation if specified financial and operational objectives have been satisfied.

We established target opportunities under the STIC plan for 2007 for each named executive officer as a multiple of his or her base salary. To hold those employees with the highest levels of responsibility accountable for our performance, we vary incentive target opportunities under the STIC plan in proportion with each named executive officer’s role and responsibilities.

The employment agreement of Mr. Forsee provided for a target opportunity under the 2007 STIC plan of not less than 170% of base salary, which was negotiated in connection with the Sprint-Nextel merger. We determined the target opportunities under the STIC plan of each of the other named executive officers based on his or her job responsibilities and a number of other factors, including the short-term incentive compensation levels paid to employees with comparable responsibilities by the companies in the benchmarking analyses. We also considered the target opportunities of each named executive officer as compared with the levels for other members of our senior management team.

In early 2007, the HC&CC established financial and operational objectives against which our actual performance was to be compared as a basis for determining the amount of payments made under the STIC plan and provided for significant payouts if our performance met or exceeded these objectives. For 2007, the HC&CC established three financial and operational objectives to focus executives’ attention on areas that we believe are important to achieving strategic results: growth of revenues and our customer base; cost-efficient use of resources; and improved customer experience. Additionally, Mr. Forsee assigned each executive a functional objective to focus attention on his or her respective area of responsibility (i.e., finance, 4G mobile broadband operations, marketing and network). The HC&CC was informed of the functional objectives. The HC&CC weighted each objective in relation to the importance of each objective in light of our strategic goals.

The three financial and operational objectives and their respective weightings are as follows:

Objective	Weighting	Target	Threshold	Actual
Adjusted OIBDA—or adjusted operating income before depreciation and amortization and special items—for 2007	30%	$11.0 – $11.5 billion	$10.7 billion	$10.8 billion
Post-paid wireless churn—a measure of retention of our post-paid wireless subscribers—for 2007	30%	2.00% – 2.05%	2.2%	2.2%
Net service revenue for 2007	20%	$37.5 – $38.4 billion	$37.05 billion	$37.6 billion

The functional objectives, weighted at 20%, are as follows:

Executive	Functional Objective
Mr. Saleh	Improvements, as reported through customer surveys, in (1) exceeding finance department customer expectations and (2) overall quality and timeliness of reporting and forecasting.

Mr. West	The completion of specified development, testing and trial activities related to our next generation broadband network initiative and certain other technology development activities.

Mr. Kelly	Improvements in average revenue per user and migrating key products and services.

Ms. Walker	Improvements in the performance of our iDEN network and the deployment of voice and data cell sites on our CDMA network.

Mr. Forsee	Attaining all functional objectives of the employees who report directly to him.

The STIC plan provided that payouts to each named executive officer were determined using three variables:

•	the named executive officer’s target opportunity;

•	our actual performance compared with each performance objective; and

•	the relative weightings of each performance objective.

The STIC plan provided for a range of payouts above and below each named executive officer’s targeted opportunity so long as our actual results exceeded minimum threshold levels. To further our goal of tying a significant portion of each named executive officer’s total annual compensation to our performance, the plan provided that we would make a STIC payment equal to the named executive officer’s targeted opportunity only if our actual results met the targeted objectives. Similarly, the plan provided for a payment in excess of a named executive officer’s targeted opportunity if our actual performance exceeded the targeted objectives. The plan also provided that, if our actual performance was below the target objectives but exceeded the minimum threshold levels, we would make a payment that was below the named executive officer’s targeted opportunity. Named executive officers were not eligible for payouts under the plan if our actual performance did not meet the minimum threshold level for any of the targeted objectives.

For 2007, the STIC plan capped the amount of payout at 200% of targeted opportunities with respect to post-paid wireless churn and net service revenue objectives and at 120% for functional objectives, but, for each named executive officer other than Mr. Forsee, the maximum amount of payout was unlimited with respect to the adjusted OIBDA objective. The terms of the employment agreement with Mr. Forsee provided that actual payouts under the STIC plan were limited to 200% of his targeted opportunity. Although not used in 2007, the STIC plan also provided for an individual performance factor that may be used to increase the final payout up to an additional 120% of the calculated payout based on the individual’s performance.

The HC&CC designed the STIC plan to meet the IRC Section 162(m) performance-based requirements. To enable payments under the STIC plan to be deemed performance-based for purposes of Section 162(m), the HC&CC limited the maximum amount that any named executive officer may receive under the plan to a small fraction of a percentage of our adjusted operating income. As indicated below, the HC&CC exercised this discretion to make payments under the STIC plan at levels below this limit.

For 2007, our net service revenue met the target level, and our adjusted OIBDA and post-paid wireless churn met the threshold level but did not meet the target level. Consequently, each named executive officer received a payout under the STIC plan that was less than his or her target opportunity and varied due to the functional objective component. Each payout under the 2007 STIC plan was below the IRC Section 162(m) maximum amount established by the HC&CC. The payout percentages as compared to targeted opportunity were as follows:

•	Saleh—64.5%;

•	West—64.6%;

•	Kelly—62.6%;

•	Walker—63.5%; and

•	Forsee—59.5%.

Long-Term Incentive Compensation Plan

Each of our named executive officers, other than Messrs. Hesse and West, participated in our long-term incentive compensation, or LTIC, plan for 2007, under which we award equity-based incentive compensation.

We determined the target opportunities under the LTIC plan of each named executive officer, except Mr. Forsee, based on his or her job responsibilities and a number of other factors, including the long-term incentive compensation levels paid to employees with comparable responsibilities by the companies in our benchmarking analyses, the individual’s performance, the importance of the individual’s function to our business, and the risk of losing the services of the executive. The HC&CC did not provide any adjustments for individual performance in 2007. We also considered the target opportunities of each named executive officer as compared with the levels of other members of our senior management team. The employment agreement of Mr. Forsee provided for a target opportunity under the 2007 LTIC plan of $10 million, which was negotiated in connection with the Sprint-Nextel merger.

To create an appropriate balance between rewarding our named executive officers for achieving critical financial and operating results and creating value for the shareholders, and to ensure that the program supports our retention objectives, the LTIC plan provides that one-half of each participant’s targeted opportunity be made in the form of non-qualified stock options to purchase our common stock and the other half be made in performance-based RSUs. By subjecting both the stock options and RSU awards granted under the plan to time-based vesting schedules, we support our retention objectives and emphasize the importance of enhancing our performance and increasing shareholder return. In addition, each named executive officer generally realizes remuneration from stock option awards only if he or she remains employed with us during the vesting period and the price of our common stock appreciates after the date of grant, which supports our goal of tying remuneration to shareholder return.

We calculated the number of shares of common stock underlying the stock options that each LTIC plan participant was awarded in 2007 by dividing one-half of his or her targeted opportunity by the value of an option, as determined using the Black-Scholes option valuation model. The Black-Scholes model incorporates into the determination of the value of a stock option the expected term of the option, the risk-free rate of return and the fair market value, dividend yield, and assumed future price volatility of the stock that underlies the option. For determining the number of shares of common stock underlying the stock options that each LTIC plan participant was awarded, we used the same assumptions that we use to determine share-based compensation expense in our consolidated financial statements, except that, for the fair market value assumption, we used a 30-day average trading price of our common stock, which resulted in the compensation expense computed pursuant to SFAS 123R varying slightly from the portion of the LTIC plan targeted opportunity related to stock option grants.

These options, which we granted on February 27, 2007, vest ratably in equal amounts on the first, second and third anniversaries of the grant date and have an exercise price equal to the fair market value of a share of our common stock on the date of the grant, which we determined using the average of the high and low of the trading price on the date of grant.

We determined the number of RSUs that each LTIC plan participant initially was awarded in 2007 by dividing one-half of his or her targeted opportunity by the average fair market value of our common stock over a consecutive 30-calendar day period, which we believe mitigated the volatility inherent in our stock if the price on any single day were used. We issued these RSUs on February 27, 2007. Each RSU award vests on the later of the third anniversary of the date of award and the date that the financial results tied to the performance objectives are approved by the HC&CC. Each RSU award is eligible to receive dividend-equivalent payments as and to the extent that we declare dividends with respect to our common stock, although the plan provides that no such payments are made until after any performance adjustments have been made.

For each employee eligible to participate in the 2007 LTIC plan who also participated in our 2006 LTIC plan, the HC&CC approved grants of additional performance-based RSU awards to recognize the efforts of the eligible plan participants and to promote our retention efforts. This grant was made to each of our named executive officers, other than Messrs. Hesse, Forsee and West. We granted these RSU awards in an amount equal to 35% of the RSU portion of each participant’s target opportunity. These RSU awards are subject to the same performance criteria and other terms of our 2007 LTIC plan.

The LTIC plan provides that each initial award of RSUs is subject to an adjustment in amounts ranging from 0% to 200% based on our actual performance compared to established performance objectives. With respect to the performance-based RSU awards, the HC&CC established two financial objectives to focus executives’ attention on two areas that we believe are important to achieving long-term strategic results: improved profitability and generation of cash from our operations. These objectives, each weighted as 50%, are as follows:

•	consolidated adjusted OIBDA margin of our core operations for 2009; and

•	cumulative free cash flow from operations for 2007 through 2009.

We believe that the performance objective targets for our LTIC plan should be confidential as making them available publicly would likely cause competitive harm. If competitors were aware of our targeted cash flows and margins, it would provide them insight into our business, and, with respect to our margins, our pricing practices. It is our objective to set challenging but reasonably achievable target performance goals, and since the merger, we have had only one long-term plan, the LTIC plan for 2006, under which plan participants received a payout of 16.8% of target.

The HC&CC designed the LTIC plan to allow for the stock options granted under the plan to comply with the IRC Section 162(m) performance-based requirements. To motivate our named executive officers to achieve and exceed the financial and operating performance objectives, the HC&CC determined that it was in our best interest to design the RSU award not to comply with the Section 162(m) performance-based requirements. Consequently, the value of the RSU awards under the plan was not subject to the individual limit approved by our shareholders.

2008 Compensation Determinations

Short-Term Incentive Compensation Plan

In February 2008, the HC&CC established a plan related to the first quarter of 2008, or First Quarter 2008 STIC plan. Traditionally, early in the applicable year, the HC&CC adopts a short-term incentive compensation plan that relates to the entire calendar year in question. This year, because Mr. Hesse joined our company on December 17, 2007, and, as a result, our senior management team began a review of our operations and an assessment of our strategies and future business plans, the HC&CC initially adopted the First Quarter 2008 STIC plan and then at a subsequent meeting in mid-March 2008 adopted a plan for the second, third and fourth quarters of 2008, or the Remainder of 2008 STIC plan. The First Quarter 2008 plan and the Remainder of 2008 STIC plan are collectively considered the 2008 STIC plan. Each calendar quarter of 2008 is a Quarterly Performance Period.

The 2008 STIC plan contains a different set of performance objectives and weightings for the First Quarter 2008 STIC plan than for the Remainder of 2008 STIC plan. The First Quarter 2008 STIC plan provides for a payment of incentive compensation based on the achievement of the financial or operating metrics established for each of the following performance objectives: (1) adjusted OIBDA, weighted at 30%; (2) calls from subscribers to customer care representatives, weighted at 30%; (3) wireless post-paid churn, weighted at 20%; and (4) net iDEN subscriber additions, weighted at 20%. These objectives reflect our desire to focus our executive officers’ attention on cost efficient use of our resources and improved operating performance, improved customer experience and retaining subscribers of our iDEN-based services.

The Remainder of 2008 STIC plan provides that, for each of the three Quarterly Performance Periods, a payment of incentive compensation will be based on the achievement of the financial or operating metrics established for each of the following performance objectives: (1) wireless post-paid churn, weighted at 40%; (2) adjusted OIBDA, weighted at 20%; (3) free cash flow, weighted at 20%; and (4) calls from subscribers to customer care representatives, weighted at 20%. These objectives reflect our desire to focus the attention of our executive officers on improved customer experience, cost efficient use of our resources, improved operating performance and generation of free cash flow.

Payment under the 2008 STIC plan for each Quarterly Performance Period will be determined based on our results using three variables: (1) one quarter of each individual’s annual incentive target opportunity, which is based on a percentage of the individual’s base salary; (2) our performance during the applicable period compared with the financial or operating metric established for each performance objective; and (3) relative weightings for each performance objective.

For the First Quarter 2008 STIC plan, each of the performance objectives will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 200% of the individual’s target opportunity.

Each performance objective for the Remainder of 2008 STIC plan will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 250% of the individual’s target opportunity, other than Mr. Hesse, whose employment agreement provides that actual payouts under the 2008 STIC plan are limited to 200% of his targeted opportunity.

The actual incentive amounts paid to each participant for each applicable Quarterly Performance Period will be based on our actual results during the applicable period in relation to the financial or operating metric established for each performance objective, Also, payments will be limited to a maximum under an adjusted operating income objective for executive officers who are subject to the deduction limit of IRC Section 162(m).

Mr. Hesse’s employment agreement provides for a target opportunity under the 2008 STIC plan of not less than 170% of base salary—or $2,040,000 for 2008—with actual payouts under the 2008 STIC plan limited to 200% of his targeted opportunity. The annual target opportunity for Ms. Walker is equal to 100% of her base salary—or $520,000 for 2008—and for Mr. West is equal to 100% of his base salary—or $469,356 for 2008.

Enhanced Near-Term Incentive Compensation Opportunity

Given our need to focus on achieving certain critical near-term objectives necessary for a turnaround of our performance, as discussed further below, the HC&CC designed the 2008 LTIC plan to provide incentives for our senior management team and other plan participants to reduce wireless post-paid churn and improve the customer experience, use our resources efficiently and maximize free cash flow. To further the focus of senior management on these critical objectives, for those employees who are eligible to participate in the 2008 LTIC plan as part of the 2008 LTIC plan design, the HC&CC allocated one half of each participant’s 2008 LTIC plan targeted opportunity to be in the form of dollar denominated performance units, or Performance Units, payable in RSU awards, based on our actual performance in the second, third and fourth quarters of 2008 using the same performance objectives under the Remainder of 2008 STIC plan.

The 50% portion of each 2008 LTIC plan participant’s targeted objective to be made in the form of Performance Units will be equally allocated to each of the second, third and fourth quarters of 2008. The Performance Units will be payable based on our actual performance during the applicable period as compared to the financial or operating metric established for each performance objective and relative weightings for each performance objective of the Remainder of 2008 STIC plan for each of the three Quarterly Performance Periods.

Each performance objective for the applicable Quarterly Performance Period will have a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 250% of the individual’s target opportunity. To calculate each incentive award amount, an eligible employee’s incentive target opportunity will be multiplied by the weightings and the payout results for each performance objective, and, for certain executive officers other than Mr. Hesse, will be limited to a maximum payout under an adjusted operating income objective intended to comply with IRC Section 162(m).

All payouts of Performance Units will be in the form of RSU awards that vest six months from the end of the applicable Quarterly Performance Period. We will determine the number of RSUs in which each Performance Unit will convert by dividing the value of the applicable Performance Units by the fair market value of our common stock.

All RSU awards granted with respect to the Performance Units will be made pursuant to our 2007 Omnibus Incentive Plan, and are eligible to receive dividend equivalent payments, as and to the extent declared with respect to our common stock.

For each named executive officer, other than Mr. Hesse, these Performance Unit awards are intended to qualify as performance-based compensation under Section 162(m) and, accordingly, all related compensation is expected to be deductible for federal income tax purposes. The HC&CC did not intend Mr. Hesse’s Performance Unit awards to be qualified performance-based compensation under Section 162(m). Under limits approved by our shareholders under the 2007 Omnibus Incentive Plan, qualified performance-based cash-denominated awards, such as the Performance Unit awards and payments under the Remainder of 2008 STIC plan, would be subject to an individual limit of $7.5 million. The HC&CC did not consider it appropriate for this limit to apply to Mr. Hesse’s compensation related to his Performance Unit awards and determined that the need to provide incentives to focus on critical near-term objectives outweighed the potential tax savings.

Long-Term Incentive Compensation Plan

Under the 2008 LTIC plan, the 50% portion of each plan participant’s targeted opportunity that remains following the allocation to the Performance Units will be made in a combination of non-qualified stock options and RSU awards, weighted equally based on grant date expected fair value. The HC&CC made the allocation between stock options and RSU awards to reward our executive officers to the extent that they create value for the shareholders and to ensure that the program supports our retention objectives.

The stock options will vest ratably in equal amounts on February 11, 2009, February 11, 2010 and February 11, 2011 and have an exercise price equal to the closing price of a share of our common stock on the date of the grant. The RSU awards, which are designed to enhance our retention of executive officers, will vest entirely on February 11, 2011.

The HC&CC designed the 2008LTIC plan to allow for the stock options granted under the plan to comply with IRC Section 162(m) performance-based requirements. The RSU component does not satisfy the requirements to be considered performance-based compensation under Section 162(m).

To properly motivate our named executive officers to achieve and exceed the financial and operating performance objectives, the HC&CC determined that it was in our best interest to design the RSU award not to comply with the Section 162(m) performance-based requirements. Consequently, the value of the RSU awards under the plan was not subject to the individual limit approved by our shareholders.

Because Mr. Hesse’s employment agreement provides for an annual long-term incentive opportunity with a $10 million target value for 2008, $5 million of his targeted opportunity will be allocated to Performance Units under the enhanced near-term opportunity of the 2008 LTIC plan and the remaining $5 million will be allocated to grants of stock options and RSU awards. Because Ms. Walker’s target opportunity is $2 million, $1 million of her targeted opportunity will be allocated to Performance Units under the enhanced near-term opportunity of the 2008 LTIC plan and the remaining $1 million will be allocated to grants of stock options and RSU awards. Because Mr. West will not participate in the 2008 LTIC plan due to consideration that he will receive under his employment agreement, as amended on December 31, 2007, he will not be entitled to grants of Performance Units under the enhanced near-term opportunity of the 2008 LTIC plan, stock options or RSU awards.

Integration Overachievement Plan

Each of our named executive officers, other than Mr. Hesse, participated in our Integration Overachievement Plan, which was adopted by the HC&CC following the Sprint-Nextel merger to promote achievement of merger integration synergies and results aimed at increasing shareholder value. The plan provided for incentive payments at specific target amounts in 2008 based on the achievement of certain objectives following completion of the 2006-2007 performance period.

The HC&CC determined the targeted opportunity for each named executive officer based on each officer’s base salary and his or her role and expected impact in achieving the synergies that we anticipated realizing from the integration of Sprint and Nextel and their respective operations.

Actual payouts could range from 0% to 150% of the targeted opportunities based on our actual adjusted OIBDA margin for 2007 compared to the adjusted OIBDA margin objective of 30.1% that the HC&CC determined in February 2007, together with the following additional factors that the HC&CC may consider: our actual 2007 OIBDA; incremental free cash flow in 2006 and 2007 attributable to merger synergies; costs that we have incurred to achieve merger synergies; and the performance of our common stock relative to the Dow Jones U.S. Telecommunications Stock Index. We believed that our adjusted OIBDA margin and these additional factors were indicators of achievement of the expected benefits from merger integration and results aimed at increasing shareholder value. Because our adjusted OIBDA margin for 2007 of 28.8% was less than the objective, and our actual performance did not compare favorably with the additional factors considered by the HC&CC, there was no payout under the Integration Overachievement Plan, which has since terminated and has not been replaced by any comparable plan.

The Integration Overachievement Plan did not meet the Section 162(m) performance-based requirements.

Retention Programs

The HC&CC periodically evaluates whether we are at risk of losing the services of any of our executive officers and other key personnel who we believe are critical to the success of our business. To ensure that we retain the employment of our executive officers and other key personnel who we believe may be at particular risk of voluntarily terminating employment with us, the HC&CC from time to time awards RSUs to further our retention objectives and promote a commonality of interests with shareholders. In determining to whom to make such an award, and the number of RSUs to be awarded, the HC&CC considers the current stock and equity-based award holdings of each executive officer under consideration. RSU awards made for retention purposes do not comply with the Section 162(m) performance-based requirements.

During 2007, the HC&CC awarded Mr. Saleh 159,163 RSUs that were scheduled to vest on June 25, 2010. This award vested upon Mr. Saleh’s involuntary termination without cause on January 25, 2008, and is included in the Grants of Plan-Based Awards table.

Employee Benefit Plans and Programs

Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our eligible employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Retirement Programs

Our retirement program includes a 401(k) plan. Under the Sprint Nextel 401(k) Plan, we match 100% of each participant’s contributions up to 5% of his or her eligible compensation. The 401(k) plan provides the participants, with our help, the ability to add to their retirement benefits and the opportunity to build financial security for their future.

Those of our named executive officers who were employed with us prior to the Sprint-Nextel merger are entitled to receive retirement benefits under our traditional defined benefit pension plan and our supplemental executive retirement plan, or SERP. Following the Sprint-Nextel merger, we froze benefits under the pension plan and SERP. Plan participants who meet vesting requirements maintain their accrued benefit as of December 31, 2005 under the pension plan and SERP, but do not accrue additional benefits under either plan.

Under the terms of Mr. Forsee’s employment agreement, he is eligible to receive an annual retirement benefit equal to five percent of his covered compensation (generally, annual base salary plus actual annual incentive pay earned) for each calendar year of service beginning with 2003, up to a maximum of 65% of his covered compensation. This benefit will be offset by pension benefits payable to him by any former employer and by us under our traditional defined benefit pension plan and the SERP. Retirement benefits earned pursuant to Mr. Forsee’s employment agreement become payable, without reduction, on January 1, 2008. Effective January 1, 2008, Mr. Forsee began receiving about $84,325 per month payable for the remainder of his life.

Deferred Compensation

Our named executive officers are entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan under which they may defer to future years the receipt of certain compensation that would otherwise be paid to them in the year in which it was earned. The plan provides our named executive officers the ability to increase their financial security in addition to the 401(k) plan. Under the plan, we match contributions made by participants in an amount up to 5% of eligible earnings above the applicable annual limit, which for 2007 was $225,000, to compensate highly-compensated employees for limitations placed on our 401(k) plan by federal tax law. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options, which include one option that tracks our common stock and other options that track broad bond and equity indices. Although Mr. Forsee was eligible to participate in the plan, he was not eligible to participate in the plan’s matching feature due to the retirement benefits that he was eligible to receive under his employment agreement. Messrs. Forsee, Saleh and Kelly participated in this plan during 2007.

Prior to the Sprint-Nextel merger, our executive officers were eligible to participate in our Executive Deferred Compensation Plan, or EDCP. Contributions no longer may be made to the EDCP, but it provides for two hypothetical investment options —one that is interest bearing and one that tracks the performance of our common stock —to which prior contributions credited to bookkeeping accounts may be allocated. The interest bearing account accrues interest at a per annum rate equal to the greater of Citibank’s prime rate in effect at the beginning of each month or 6%. Earnings on EDCP interest bearing accounts are considered above-market under applicable securities laws if they exceed a specified federal long-term rate.

The amount of matching contributions made by us to participating named executive officers and any above market earnings are included in the “All Other Compensation” column of the Summary Compensation Table.

Personal Benefits and Perquisites

We provide very few personal benefits and perquisites to our named executive officers. The few personal benefits and perquisites that we do provide are summarized in the footnotes to the Summary Compensation Table below, and consist primarily of occasional non-business use of our corporate aircraft, primarily for our Chief Executive Officer and Chief Financial Officer, and communications equipment installed in residences.

Executive Severance Policy

In 2003, our board of directors adopted an executive severance policy. Under the policy, the board will seek shareholder approval for any future severance agreement or arrangement with a senior executive that provides (a) severance pay in excess of two times the senior executive’s base salary plus bonus and (b) continuation of group health, life insurance and other benefits up to 24-months following the executive’s termination. The policy permits (a) accelerated vesting of RSUs, stock options and any other equity-based awards or (b) continued vesting during the severance period of any such awards. The policy requires that we seek shareholder approval of any future severance agreement or arrangement that provides for the reimbursement of excise taxes imposed under IRC Section 4999 to a senior level executive. Under the terms of Mr. Forsee’s employment agreement, entered into prior to the adoption of this policy, he was entitled to reimbursement of excise taxes related to severance payments made in connection with a change in control.

For additional information regarding severance benefits to which our named executive officers are entitled, see “—Potential Payments Upon Termination of Employment or Change of Control.”

Change in Control

The Sprint Nextel Change in Control Severance Plan, which became effective January 1, 2007, provides severance benefits to a select group of senior management, including Messrs. Hesse, Saleh, West and Kelly and Ms. Walker, in the event of a qualified termination of employment in connection with a transaction that results in a change in control of us. The plan is designed to increase the willingness of participants to remain with us notwithstanding the employment uncertainties related to a possible change in control of us. Mr. Forsee was not named as a participant in the plan because the HC&CC believed that his employment agreement provided appropriate benefits in the event of a transaction that results in a change in control.

Although the HC&CC considers the estimated value an executive would realize upon termination in connection with a change in control, the HC&CC does not rely heavily upon that information in deciding the elements of annual compensation for our named executive officers. Continued retention and management objectivity in very limited and unusual circumstances is the primary purpose of these change in control arrangements, and retention and motivation to achieve performance goals in a normal operating environment are the focus in establishing elements of annual compensation. For additional information regarding benefits upon a change in control of us to which our named executive officers are entitled, see “—Potential Payments Upon Termination of Employment or Change of Control.”

Clawback Policy

In 2007, our board implemented a “clawback” policy. The policy provides that, in addition to any other remedies available to us under applicable law, we may recover (in whole or in part) any bonus, incentive payment, commission, equity-based award or other compensation received by certain executives, including our named executive officers, if the board or any committee of the board determines that such bonus, incentive payment, commission, equity-based award or other compensation is or was based on any financial results or operating metrics that were impacted by the officer’s knowing or intentional fraudulent or illegal conduct, and our board or a committee of the board determines that recovery is appropriate.

Stock Ownership Guidelines

In August 2005, we adopted stock ownership guidelines for our executive officers, other members of our senior management team and our outside directors. The board believes ownership by executives of a meaningful financial stake in our company serves to align executives’ interests with those of our shareholders. Our guidelines require that our Chief Executive Officer hold shares of our common stock with a value equal to five times his base salary, and that the other named executive officers currently employed by us hold shares of our common stock with a value equal to three times their respective base salaries. Eligible shares and share equivalents counted toward ownership include:

•	common or preferred stock;

•	restricted stock and RSUs, including performance-based RSUs;

•	intrinsic value of vested, in-the-money stock options; and

•	share units held in various deferred compensation plans.

Persons subject to the stock ownership guidelines have five years to achieve the ownership requirement beginning on the later of January 1, 2006 and the date on which the person becomes subject to the ownership guidelines. As of December 31, 2007, each of our named executive officers, except for Messrs. Hesse and West, had attained his or her respective ownership goal in advance of the five-year deadline.

Summary Compensation Table

The table below summarizes the compensation of our named executive officers that is attributable to the fiscal years ended December 31, 2007 and 2006. The named executive officers are our chief executive officer and president, our chief financial officer, and our three other most highly compensated executive officers ranked by their total compensation in the table below. In addition, our former Chairman, CEO and President, whose employment ended in 2007, is included. On January 25, 2008, we terminated the employment of Messrs. Saleh and Kelly without cause.

Each of our named executive officers has an employment agreement with us. With respect to Messrs. Saleh and West, who were employed by Nextel prior to the Sprint-Nextel merger, we assumed the obligations under their respective employment agreements in connection with the merger.

For more information regarding our compensation philosophy and a discussion of the elements of our compensation program, see “—Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All other Compensation ($)(6)	Total ($)
Daniel R. Hesse	2007	23,077	2,650,000	125,448	195,771	—	—	—	2,994,296
Chief Executive Officer and President

Paul N. Saleh	2007	775,385	—	2,435,164	3,073,579	628,875	—	35,394	6,948,397
Chief Financial Officer	2006	750,000	900,000	1,122,067	3,378,557	157,500	—	88,237	6,396,361

Barry J. West	2007	462,531	2,400,000	347,951	2,317,968	303,016	—	13,209	5,844,675
Chief Technology Officer	2006	425,000	480,000	372,765	2,195,766	71,400	—	28,991	3,573,922

Timothy E. Kelly	2007	572,001	—	2,444,087	1,458,003	375,976	12,503	33,570	4,896,140
President—Customer Management	2006	547,893	667,001	1,337,855	1,116,442	97,020	—	38,117	3,804,328

Kathryn A. Walker	2007	516,935	—	2,144,069	1,117,305	330,356	8,789	11,322	4,128,776
Chief Network Officer

Former Executive Officer:
Gary D. Forsee	2007	1,529,915	—	9,015,783	14,423,840	1,516,740	5,223,245	8,297,106	40,006,629
Former Chairman, Chief Executive Officer and President	2006	1,436,783	—	10,070,270	8,374,256	—	1,165,216	254,910	21,301,435

(1)	Includes any portion of base salary earned in a fiscal year that the named executive officer elected to have deferred under our deferred compensation plan. See the Nonqualified Deferred Compensation table on page 51 for information regarding contributions to our deferred compensation plan.
(2)	Represents a sign-on bonus for Mr. Hesse and payments to Messrs. Saleh, Kelly and West under applicable retention plans in connection with the Sprint-Nextel merger. Payments under our annual short-term incentive plan are reflected as Non-Equity Incentive Plan Compensation.
(3)	Represents the compensation costs recognized for financial reporting purposes for RSU, deferred share and stock option awards in a fiscal year, determined under SFAS 123R, rather than an amount paid to or realized by the named executive officer. Under SFAS 123R, the fair market value of a stock award is determined as of the date of grant, and that amount is amortized over all periods during which the named executive officer is required to provide service to us in exchange for the award—that is, the vesting period. Because our equity-based awards are subject to vesting over a number of years, compensation cost for equity-based awards includes costs related to awards granted previously by us and Nextel prior to the Sprint-Nextel merger, as well as awards granted in 2007 and 2006. See the Grants of Plan-Based Awards table on page 43 for the grant date fair value of stock and option awards granted in 2007. For a discussion of the assumptions used in determining the compensation costs associated with stock and option awards, see note 11 of the Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2007.
(4)	For 2007, represents amounts paid under our 2007 STIC plan during 2008 for service performed in 2007. Each named executive officer received a 2007 STIC payout for company-wide objectives of 42.5% of their targeted opportunity and 17.0% to 22.1% of their targeted opportunity for their functional objectives, based on our actual performance in 2007 compared to the financial and operating objectives under the plan. For more information regarding our 2007 STIC plan, see“—Compensation Discussion and Analysis—Elements of Compensation—Annual Short-Term Incentive Compensation Plan.”

For 2006, represents amounts paid under our 2006 STIC plan during 2007 for service performed in 2006. Each named executive officer, other than Mr. Forsee, received a payout under the 2006 STIC plan equal to 16.8% of their targeted opportunity, based on our actual performance in 2006 compared to the financial and operating objectives under the plan. Mr. Forsee elected not to receive a STIC plan payout for 2006.
(5)	For 2007, represents an estimate of the increase in the actuarial present value of Mr. Forsee’s accrued benefit under retirement plans in which Mr. Forsee participates of $5,163,440 which, pursuant to Mr. Forsee’s employment agreement, includes an additional 10% increase in the pension benefit multiplier due to his involuntary termination without cause, and above market nonqualified deferred compensation earnings for 2007 of $59,805. Also represents an estimate of the increase in the actual present value of Mr. Kelly’s and Ms. Walker’s accrued benefits under retirement plans in which they participate of $12,503 and $8,789, respectively. The change in pension value also reflects the increase in the assumed discount rate from 6.2% at December 31, 2006 to 6.4% at December 31, 2007. See the Pension Benefits table on page 49 for a discussion of pension-related assumptions.
For 2006, represents an estimate of the increase in the actuarial present value of Mr. Forsee’s accrued benefit under retirement plans in which Mr. Forsee participates of $1,114,616 and above market nonqualified deferred compensation earnings for 2006 of $50,600. The change in pension value also reflects the increase in the assumed discount rate from 5.75% at December 31, 2005 to 6.2% at December 31, 2006.
(6)	Consists of: (a) amounts contributed by us under our 401(k) and deferred compensation plans, (b) amounts paid in reimbursement of relocation expenses and relocation-related allowances, (c) severance benefits in connection with the termination of the employment of Mr. Forsee, (d) perquisites and other personal benefits required to be disclosed and (e) tax gross-up payments made in connection with the foregoing and other benefits, as follows:

	Year	Company Contributions to 401(k) and Deferred Compensation Plans	Relocation- Related Expenses	Severance Benefits(a)	Perquisites and Other Personal Benefits(b)	Tax Gross-Up Payments
Mr. Hesse	2007	—	—	—	—	—

Mr. Saleh	2007	35,394	—	—	—	—
	2006	66,635	—	—	21,602	—

Mr. West	2007	9,000	4,209	—	—	—
	2006	1,635	27,356	—	—	—

Mr. Kelly	2007	33,451	—	—	—	119
	2006	33,146	—	—	—	4,971

Ms. Walker	2007	11,250	—	—	—	72

Mr. Forsee	2007	11,250	—	8,190,478	94,912	466
	2006	11,000	—	—	241,694	2,216
(a)	Represents severance benefits that we accrued in 2007 related to the termination of Mr. Forsee’s employment. This amount does not include $3,853,377 included in the Change in Pension Value column of the Summary Compensation Table that represents the present value of an additional 10% increase in Mr. Forsee’s pension benefit multiplier pursuant to Mr. Forsee’s employment agreement due to his involuntary termination without cause. For more information on Mr. Forsee’s severance, see “—Potential Payments Upon Termination of Employment or Change of Control.”
(b)	Prior to the completion of the Sprint-Nextel merger, we offered several of our named executive officers certain personal benefits and perquisites, including allowances for automobiles, country club dues and financial and tax services. The purpose of providing these perquisites and benefits was to provide a competitive compensation program relative to our peer group of companies. Following the Sprint-Nextel merger, the HC&CC determined that these types of perquisites and other personal benefits no longer were necessary from a competitive standpoint, and it eliminated them in early 2006 in order to increase the focus of our program on performance-based compensation.

The HC&CC established an overall security program for Mr. Forsee for our benefit. Under the security program, in 2007 and 2006, we provided Mr. Forsee with residential security systems and equipment, and he was required to use our aircraft for non-business as well as business travel. Mr. Forsee was permitted to have his family accompany him on the corporate aircraft for business and non-business travel. Mr. Forsee’s rights under this program terminated effective as of his last day of employment with us.

The perquisites and other personal benefits received by Mr. Forsee in 2007 consisted of: non-business use of our corporate aircraft by Mr. Forsee, which had an incremental cost to us of $89,516; costs for security equipment and services for Mr. Forsee’s residences, which had an incremental cost to us of $4,679; and long distance service and a token gift.

Mr. Forsee’s 2006 perquisites and personal benefits consisted of: non-business use of our corporate aircraft by Mr. Forsee, which had an incremental cost to us of $192,530; costs for security equipment and services for Mr. Forsee’s residences, which had an incremental cost to us of $39,801; and other perquisites and personal benefits, which include allowances for automobiles, country club dues and financial and tax services (which were terminated in 2006), communications equipment and services, insurance, gifts related to his service on our board and other miscellaneous gifts and awards.

In 2007 and 2006, family members of Mr. Forsee occasionally accompanied him on our corporate aircraft, at no or de minimus incremental cost to us.

The perquisites and other personal benefits received by Mr. Saleh in 2006 consist of non-business use of our corporate aircraft by Mr. Saleh and his family members, communications equipment installed in his residence and other miscellaneous gifts.

Grants of Plan-Based Awards

The table below summarizes awards under our short- and long-term incentive plans, and other stock and option awards, to our named executive officers in 2007. These awards consisted of the following:

•	Awards made pursuant to our 2007 STIC plan, our annual cash incentive compensation plan;

•	Stock option and performance-based RSU awards granted pursuant to our 2007 LTIC plan, our long-term, equity-based incentive plan;

•	A sign-on award granted to Mr. Hesse; and

•	A retention RSU award granted to Mr. Saleh.

Mr. Forsee’s employment with us was terminated on January 1, 2008. He will continue to vest in outstanding options and RSUs through December 31, 2009, at which point all unvested options and RSUs will be cancelled. Except for options granted in 2003 in connection with Mr. Forsee’s employment agreement that remain exercisable for 90 days from December 31, 2009, options vested at December 31, 2009 will remain exercisable for the earlier of 60 months or the natural grant expiration date.

Mr. Saleh’s employment with us was terminated on January 25, 2008. Pursuant to the terms of Mr. Saleh’s employment agreement, all of his outstanding options and RSUs vested upon his termination, although RSUs granted pursuant to our 2007 LTIC plan remain subject to a performance adjustment. Mr. Saleh’s vested options remain exercisable for 12 months.

Mr. Kelly’s employment with us was terminated on January 25, 2008. He will continue to vest in outstanding options and RSUs through August 2009, at which point all unvested options and RSUs will be cancelled. Mr. Kelly’s vested options will remain exercisable for various lengths of time based on the terms of our equity incentive plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Daniel R. Hesse	12/17/2007													718,907	(1)	1,000,000	(2)	13.91	(2)	15,559,996
	12/17/2007															1,000,000	(2)	16.69	(2)	4,780,000
	12/17/2007															1,275,000	(2)	19.47	(2)	5,265,750

Paul N. Saleh	02/27/2007	48,750	(3)	975,000	(3)	2,340,000	(3)	0	(4)	191,110	(4)	382,220	(4)			403,226	(5)	18.78	(5)	6,121,305
	06/25/2007													159,163	(6)					3,499,994

Barry J. West	02/27/2007	23,468	(3)	469,356	(3)	1,126,454	(3)
Timothy E. Kelly	02/27/2007	30,030	(3)	600,601	(3)	1,441,442	(3)	0	(4)	115,622	(4)	231,244	(4)			243,952	(5)	18.78	(5)	3,703,400
Kathryn A. Walker	02/27/2007	26,000	(3)	520,000	(3)	1,248,000	(3)	0	(4)	76,444	(4)	152,888	(4)			161,290	(5)	18.78	(5)	2,448,519
Gary D. Forsee	02/27/2007	127,500	(3)	2,550,000	(3)	5,100,000	(3)	0	(4)	283,126	(4)	566,252	(4)			806,452	(5)	18.78	(5)	10,381,625

(1)	Represents an RSU award that was granted at the time of Mr. Hesse’s employment for retention purposes and will vest in equal annual installments on each of the first three anniversaries of the date of grant.
(2)	Represents stock option awards granted under our 2007 Omnibus Incentive Plan that will vest in equal annual installments on each of the first three anniversaries of the date of grant. Pursuant to Mr. Hesse’s employment agreement, options for 1,000,000 of the shares granted to him have an exercise price equal to the market value per share on the date of grant, options for 1,000,000 shares have an exercise price equal to 120% of the market value per share on the date of grant and options for the remaining 1,275,000 shares have an exercise price equal to 140% of the market value per share on the date of grant.
(3)

Represents the threshold, target and maximum estimated possible payouts under our 2007 STIC plan. Payouts under the 2007 STIC plan, which were based on our 2007 actual performance compared to the financial and operating objectives of the plan, were made at 59.5% to 64.6% of each named executive officer’s target opportunity and are reflected in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” Each performance objective under the plan had a threshold achievement level, below which there would be no payout, a target achievement level, at which the target opportunity would be paid, and a maximum achievement level, at which 200% of the target would be paid, except with respect to the adjusted OIBDA performance objective, which was uncapped, except for Mr. Forsee, whose maximum payout was capped at 200%. Although not used in 2007, for all participants except Mr. Forsee, the plan also provided for an individual functional performance factor that could adjust the final payout between 0% and 120% of the calculated payout based on performance versus the three objectives. For purposes of this table, the minimum estimated possible payout assumes that the threshold achievement level was satisfied only for the net service revenue objective, which had the lowest weighting of the financial objectives under the plan. For purposes of this table, the maximum estimated possible payout assumes a 200% payout for the adjusted OIBDA performance objective and includes a 120% adjustment for individual performance for each named executive officer other than Mr. Forsee. For more information on the 2007 STIC plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Compensation Plan.”

(4)	Represents the threshold, target and maximum estimated possible payouts of performance-based RSU awards granted under our 2007 LTIC plan, which are denominated in shares of our common stock. We granted the target opportunity level of RSU awards to each named executive officer on February 27, 2007. The 2007 LTIC plan provides that each initial award of RSUs is subject to an adjustment ranging from 0% to 200% based on our actual performance compared to the two established performance objectives of consolidated adjusted OIBDA margin of our core operations for 2009 and cumulative free cash flow from operations for 2007 through 2009, each weighted 50%. Each performance objective had a threshold achievement level, below which there would be no payout, a target achievement level, at which the target opportunity would be paid, and a maximum achievement level, at which 200% of the target would be paid. The 2007 LTIC plan provides for interpolation for results between the stated performance and payout levels, which could result in a minimum payout of one RSU. For purposes of this table, the minimum estimated possible payout assumes no payout under either objective and the maximum estimated possible payout assumes a 200% payout for both objectives. For more information on the 2007 LTIC plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation Plan.”
(5)	Represents stock option awards granted under our 2007 LTIC plan that will vest in equal annual installments on each of the first three anniversaries of the grant date. For more information on the 2007 LTIC plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation Plan.”
(6)	Represents an RSU award that was granted for retention purposes and was scheduled to vest on June 25, 2010.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes option and stock awards outstanding as of December 31, 2007 held by each of our named executive officers. The table reflects the following actions taken in connection with the May 17, 2006 spin-off of Embarq:

•	Each outstanding stock option held by a named executive officer was adjusted by multiplying the number of shares subject to the option by 1.0955 and dividing the exercise price by the same number.

•

Each named executive officer who held an RSU award entitled to receive dividend equivalent payments, which includes substantially all RSU awards that were outstanding at the time of the spin-off, received one Embarq RSU award for every 20 Sprint Nextel RSU awards held. The vesting schedule for each Embarq RSU award is identical to the vesting schedule of the related Sprint Nextel RSU award.

The table does not reflect accelerated vesting or option and RSU awards that will be cancelled due to the termination of Mr. Forsee on January 1, 2008 and Messrs. Saleh and Kelly on January 25, 2008. For more information on the effects of Messrs. Forsee’s, Saleh’s and Kelly’s terminations on their outstanding option and RSU awards, see the introduction to the Grants of Plan-Based Awards table on page 43.

	Option Awards							Sprint Nextel Stock Awards						Embarq Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Daniel R. Hesse			1,000,000	(3)		13.91	12/17/2017	718,907	(4)	9,439,249
			1,000,000	(3)		16.69	12/17/2017
			1,275,000	(3)		19.47	12/17/2017

Paul N. Saleh			403,226	(5)		18.78	02/27/2017	178,653	(6)	2,345,714	191,110	(7)	2,509,274
	116,445	(8)	232,890	(8)		20.72	02/07/2016
	100,877	(9)	41,540	(9)		20.65	02/24/2015
	16,466	(10)	4,896	(10)		19.99	12/01/2014
	17,801	(11)	3,561	(11)		16.29	08/31/2014
	19,136	(12)	2,226	(12)		16.24	05/28/2014
	238,840	(13)	10,389	(13)		19.20	02/11/2014
	21,362					17.79	11/28/2013
	21,362					13.58	08/29/2013
	21,362					10.53	05/30/2013
	85,450					8.65	02/13/2013
	356,042					3.77	04/23/2012
	142,417					3.53	02/13/2012
	21,362					7.53	11/30/2011
	712,085					7.15	09/05/2011

Barry J. West	111,787					20.72	02/07/2016
	113,933					20.65	02/24/2015
	21,362					19.99	12/01/2014
	21,362					16.29	08/31/2014
	21,362					16.24	05/28/2014
	135,296					19.20	02/11/2014
	21,362					17.79	11/28/2013
	298					6.08	09/28/2011
	121,054					15.67	02/20/2011
	1,703					16.24	01/02/2011
	1,954					42.97	06/30/2010
	199,383					43.49	02/17/2010

Timothy E. Kelly			243,952	(5)		18.78	02/27/2017	249,366	(14)	3,274,176	115,622	(7)	1,518,117	5,157	(15)	255,426
	71,860	(8)	139,488	(8)		20.72	02/07/2016
	85,123	(16)	85,117	(16)		24.42	02/08/2015
	39,768	(17)	13,254	(17)		16.38	02/10/2014
	19,884	(17)	6,627	(17)		16.64	02/10/2014
	24,100					7.90	03/27/2013
	96,405					10.76	03/27/2013
	71,407					11.84	02/19/2012
	35,704					16.25	02/19/2012
	21,171					13.18	02/11/2012
	8,110					22.64	02/11/2012
	25,611					20.02	05/11/2011
	8,537					44.89	05/11/2011
	57,514					24.22	01/10/2011
	16,980					48.73	01/10/2011

	Option Awards							Sprint Nextel Stock Awards						Embarq Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Kathryn A. Walker			161,290	(5)		18.78	02/27/2017	246,065	(18)	3,230,833	76,444	(7)	1,003,710	3,271	(15)	162,013
	52,261	(8)	101,446	(8)		20.72	02/07/2016
	54,002	(16)	53,996	(16)		24.42	02/08/2015
	56,940	(17)	18,979	(17)		16.38	02/10/2014
	28,471	(17)	9,488	(17)		16.64	02/10/2014
	21,909					7.90	03/27/2013
	43,821					10.76	03/27/2013
	10,337					16.27	02/19/2012
	22,120					16.25	02/19/2012
	16,523					11.84	02/19/2012
	3,202					12.81	02/19/2012
	14,025					13.18	02/11/2012
	5,372					22.64	02/11/2012
	39,718					20.02	05/11/2011
	13,604					44.89	05/11/2011
	9,640					20.02	08/07/2010
	2,026					44.89	08/07/2010
	3,696					20.02	02/08/2010
	705					44.89	02/08/2010
	8,764					20.02	01/24/2010
	3,286					44.89	01/24/2010
	17,528					20.02	01/03/2010
	4,382					44.89	01/03/2010
	2,765					28.47	02/08/2009
	33,524					35.59	02/08/2009
	885					92.03	02/08/2009
	8,220					24.13	02/09/2008
	5,472					61.25	02/09/2008

Gary D. Forsee			806,452	(5)		18.78	02/27/2017	623,531	(19)	8,186,962	283,126	(7)	3,717,444	29,227	(20)	1,447,613
	237,548	(8)	461,122	(8)		20.72	02/07/2016
	90,380	(21)	90,380	(21)		23.25	03/15/2015
	394,388	(16)	394,383	(16)		24.42	02/08/2015
	426,923	(17)	142,307	(17)		16.38	02/10/2014
	213,462	(17)	71,153	(17)		16.64	02/10/2014
	441,464					7.74	03/19/2013
	986,649					10.84	03/19/2013
	157,767					23.55	03/19/2013

(1)	Market value is based on the closing price of a share of our common stock of $13.13 on December 31, 2007.
(2)	Market value is based on the closing price of a share of Embarq common stock of $49.53 on December 31, 2007.
(3)	Stock options vest 33 1/3% on each of December 17, 2008, December 17, 2009 and December 17, 2010.
(4)	RSU award vests 33 1/3% on each of December 17, 2008, December 17, 2009 and December 17, 2010.
(5)	Stock options vest/vested 33 1/3% on each of February 27, 2008, February 27, 2009 and February 27, 2010.
(6)	RSU awards vest as follows:
•	19,490 on February 7, 2009, and
•	159,163 on June 25, 2010.
(7)	RSU award vests on February 27, 2010 and is subject to adjustment and forfeiture. Under the terms of our 2007 LTIC plan, RSU awards initially granted under the plan are subject to adjustment based on our actual performance compared to established performance objectives. For more information on the 2007 LTIC plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation Plan” and the Grants of Plan-Based Awards table on page 43.
(8)	Stock options vest/vested 33 1/3% on each of February 7, 2007, February 7, 2008 and February 7, 2009.
(9)	Stock options vest/vested over four years on a monthly basis from the date of grant with the first installment vesting on March 24, 2005.
(10)	Stock options vest/vested over four years on a monthly basis from the date of grant with the first installment vesting on December 30, 2004.
(11)	Stock options vest/vested over four years on a monthly basis from the date of grant with the first installment vesting on September 30, 2004.

(12)	Stock options vest/vested over four years on a monthly basis from the date of grant with the first installment vesting on June 28, 2004.
(13)	Stock options vest/vested over four years on a monthly basis from the date of grant with the first installment vesting on March 11, 2004.
(14)	RSU awards vest/vested as follows:
•	103,166 on February 8, 2008,
•	11,791 on February 7, 2009, and
•	134,409 on December 11, 2009.

(15)	RSU awards vested on February 8, 2008.

(16)	Stock options vest/vested 25% on each of February 8, 2006, February 8, 2007, February 8, 2008 and February 8, 2009.

(17)	Stock options vested 25% on each of February 10, 2005, February 10, 2006, February 10, 2007 and February 10, 2008.

(18)	RSU awards vest/vested as follows:
•	65,447 on February 8, 2008,
•	8,575 on February 7, 2009, and
•	172,043 on December 11, 2009.

(19)	RSU awards vest/vested as follows:
•	475,389 on February 8, 2008,
•	109,163 on March 15, 2008, and
•	38,979 on February 7, 2009.

(20)	RSU awards vested as follows:
•	23,769 on February 8, 2008, and
•	5,458 on March 15, 2008.

(21)	Stock options vest/vested 25% on each of March 15, 2006, March 15, 2007, March 15, 2008 and March 15, 2009.

Option Exercises and Stock Vested

The table below summarizes option awards that were exercised and stock awards that vested in 2007 with respect to each of our named executive officers. The table below reflects the following actions taken in connection with the May 17, 2006 spin-off of Embarq:

•	Each outstanding stock option held by a named executive officer was adjusted by multiplying the number of shares subject to the option by 1.0955 and dividing the exercise price by the same number.

•

Each named executive officer who held an RSU award entitled to receive dividend equivalent payments, which includes substantially all RSU awards that were outstanding at the time of the spin-off, received one Embarq RSU award for every 20 Sprint Nextel RSU awards held. The vesting schedule for each Embarq RSU award is identical to the vesting schedule of the related Sprint Nextel RSU award.

•

Each outstanding deferred share award granted under the Nextel Incentive Equity Plan was adjusted by multiplying the number of deferred shares by 1.0955, and cash was paid to the named executive officer in lieu of any fractional share.

	Option Awards		Sprint Nextel Stock Awards			Embarq Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Daniel R. Hesse	0	0	0		0	0		0
Paul N. Saleh	0	0	106,812	(3)	2,070,017	0		0
Barry J. West	411,132	4,703,567	41,841	(4)	810,879	0		0
Timothy E. Kelly	0	0	51,843	(5)	930,063	2,592	(6)	143,623
Kathryn A. Walker	0	0	39,600	(7)	710,424	1,980	(8)	109,712
Gary D. Forsee	0	0	1,171,127	(9)	17,125,671	60,589	(10)	3,091,671

(1)	Amounts reflect the difference between the exercise price of the option and the market price of the underlying common stock at the time of exercise multiplied by the number of shares acquired on exercise.
(2)	Amounts reflect the market price of the underlying common stock on the day the RSU award vested multiplied by the number of shares that vested.
(3)	Mr. Saleh surrendered 34,394 shares of common stock receivable upon the vesting of these deferred shares to satisfy tax withholding obligations, resulting in Mr. Saleh receiving 72,418 shares of our common stock.
(4)	Mr. West surrendered 13,562 shares of common stock receivable upon the vesting of these deferred shares and this RSU award to satisfy tax withholding obligations, resulting in Mr. West receiving 28,279 shares of our common stock.
(5)	Mr. Kelly surrendered 16,425 shares of common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Kelly receiving 35,418 shares of our common stock.
(6)	Mr. Kelly surrendered 927 shares of Embarq common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Kelly receiving 1,665 shares of Embarq common stock.
(7)	Ms. Walker surrendered 12,591 shares of common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Ms. Walker receiving 27,009 shares of our common stock.
(8)	Ms. Walker surrendered 734 shares of Embarq common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Ms. Walker receiving 1,246 shares of Embarq common stock.
(9)	Mr. Forsee surrendered 499,574 shares of common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Forsee receiving 671,553 shares of our common stock.
(10)	Mr. Forsee surrendered 24,720 shares of Embarq common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Forsee receiving 35,869 shares of Embarq common stock.

Pension Benefits

The table below summarizes, as of December 31, 2007, pension benefits to which our named executive officers are entitled, which include:

•	Sprint Retirement Pension Plan, or the Qualified Plan, designed to provide funded, tax-qualified defined benefits up to the limits on compensation and benefits under the IRC;

•	Sprint Supplemental Executive Retirement Plan, or SERP, which provides unfunded, non-qualified benefits in excess of the limits applicable to the Qualified Plan; and

•	Additional unfunded, non-qualified benefits to which Mr. Forsee is entitled under his employment agreement.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Daniel R. Hesse	—	—	—	—
Paul N. Saleh	—	—	—	—
Barry J. West	—	—	—	—
Timothy E. Kelly	Sprint Retirement Pension Plan	12.1667	104,533	—
	Sprint Supplemental Executive Retirement Plan	12.1667	130,706	—

Kathryn A. Walker	Sprint Retirement Pension Plan	22.2500	161,517	—
	Sprint Supplemental Executive Retirement Plan	22.2500	122,383	—

Gary Forsee	Sprint Retirement Pension Plan	14.3333	240,154	—
	Sprint Supplemental Executive Retirement Plan	14.3333	1,105,835	—
	Additional Retirement Benefits(3)	5.0000	12,271,561	—

(1)	Because Ms. Walker and Messrs. Forsee and Kelly were employed with us prior to the Sprint-Nextel merger, each is entitled to receive retirement benefits under our Qualified Plan and the SERP. Following the Sprint-Nextel merger, we froze benefits under both plans. Ms. Walker and Messrs. Forsee and Kelly maintain their accrued benefit as of December 31, 2005 under these plans, but do not accrue additional benefits under either plan.
(2)	The Present Value of Accumulated Benefit amounts have been measured as of December 31, 2007, and are based on a number of assumptions, including:
•	A discount rate of 6.4%;
•	Mortality rates based on standard actuarial tables;
•	No retirements prior to normal retirement age or withdrawals for disability or otherwise prior to retirement; and
•	A normal retirement age of 65 for all benefits, except with respect to Mr. Forsee’s additional retirement benefits, for which a January 1, 2008 retirement date is assumed.
Benefits are payable in the form of an annuity with monthly benefit payments.

(3)	Under the terms of Mr. Forsee’s employment agreement, he is eligible to receive retirement benefits in addition to those provided under our Qualified Plan and SERP.

Sprint Retirement Pension Plan

The Qualified Plan is a tax-qualified defined benefit pension plan. Only individuals who were employed with us prior to August 12, 2005, the date of the Sprint-Nextel merger, are eligible to participate in the Qualified Plan. Ms. Walker and Messrs. Forsee and Kelly are the only named executive officers eligible to participate in the Qualified Plan.

Benefits under the Qualified Plan are based on each participant’s number of years of credited service and his or her eligible compensation. Benefit accruals under the plan were frozen on December 31, 2005 for all plan participants. Eligible compensation under the Qualified Plan is equal to the sum of base salary, certain annual short term incentive compensation, sales commissions and sales bonus compensation, including any amounts deferred under applicable deferred compensation plans, subject to annual compensation limits under the IRC.

The benefit amount, expressed as a single life annuity beginning at age 65, is equal to:

•	the product of 1.5% and the average annual compensation for the 60 months ending on December 31, 1993, multiplied by the number of years of credited service through December 31, 1993, plus

•	the product of 1.5% and eligible compensation earned from January 1, 1994 through December 31, 2005.

Benefits are limited by the IRC. The limit for 2007 is $180,000, expressed as a single life annuity beginning at normal retirement age. Benefits under the Qualified Plan are payable in the form of an annuity with monthly benefit payments. No lump sums are available for the named executive officers. Benefits under this plan are funded by an irrevocable tax-exempt trust.

Participants who are at least age 55 and have at least ten years of service are eligible to elect a reduced early retirement benefit. The benefit is reduced by 5% for each year the benefit commences before age 65. Mr. Forsee is the only named executive officer who is eligible for early retirement benefits under the Qualified Plan as of December 31, 2007.

Sprint Supplemental Executive Retirement Plan

The SERP is an unfunded, non-qualified defined benefit pension plan designed to restore a participant’s overall retirement benefit to the level that would have been payable under the Qualified Plan absent certain IRC limitations. Ms. Walker and Messrs. Forsee and Kelly are the only named executive officers eligible to participate in the SERP.

Benefits under the SERP are based on each participant’s number of years of credited service and the participant’s eligible compensation. Benefit accruals under the plan were frozen on December 31, 2005 for all plan participants. The years of credited service for eligible named executive officers are based only on their service while eligible for participation in the Qualified Plan.

Eligible compensation under the SERP is equal to the sum of base salary, certain annual short term incentive compensation, sales commissions, and sales bonus compensation, inclusive of any amounts deferred under applicable deferred compensation plans. The amount of such compensation is not limited by the IRC annual compensation limits.

The benefit amount, expressed as a single life annuity beginning at age 65, is equal to:

•	the product of 1.5% and the average annual compensation for the 60 months ending on December 31, 1993, multiplied by the number of years of credited service through December 31, 1993, plus

•	the product of 1.5% and eligible compensation earned from January 1, 1994 through December 31, 2005.

This benefit amount is reduced by the benefit amount provided by the Qualified Plan.

Benefits under the SERP are payable in the form of an annuity with monthly benefit payments. No lump sums are available for the named executive officers. The SERP is unfunded; thus, participants are general creditors of ours with respect to their SERP benefit payments.

Participants who are at least age 55 and have at least ten years of service are eligible to elect a reduced early retirement benefit. The benefit is reduced by 5% for each year the benefit commences before age 65. Mr. Forsee is the only named executive officer who is eligible for early retirement benefits under the SERP as of December 31, 2007.

Additional Retirement Benefits

Under the terms of Mr. Forsee’s employment agreement, he is eligible to receive an annual retirement benefit equal to five percent of his covered compensation (generally, annual base salary plus actual annual incentive pay earned) for each calendar year of service beginning with 2003, up to a maximum of 65% of his covered compensation. This benefit will be offset by pension benefits payable to him by any former employer and by us under the Qualified Plan and the SERP. Any retirement benefits earned pursuant to Mr. Forsee’s employment agreement will be payable, without reduction, on January 1, 2008.

Nonqualified Deferred Compensation

The table below summarizes the information with respect to our nonqualified deferred compensation plans, and the activity and balances with respect to the account of each named executive officer who participates in one of our deferred compensation plans.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Daniel R. Hesse	—	—	—	—	—
Paul N. Saleh	35,394	35,394	6,513	—	216,209
Barry J. West	—	—	—	—	—
Timothy E. Kelly	22,201	22,201	4,076	—	94,018
Kathryn A. Walker	—	—	—	—	—
Gary D. Forsee	70,246	—	223,550	—	2,978,827

(1)	Represents contributions by the named executive officers, the amounts of which are included in the Summary Compensation Table in the Salary column.
(2)	Represents contributions by us, the amounts of which are included in the Summary Compensation Table in the All Other Compensation column.
(3)	Represents the aggregate balance as of December 31, 2007, adjusted to include contributions by us earned in 2007, but not credited to the account of the applicable named executive officer until January 2008.

Each named executive officer is entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan under which they may defer to future years the receipt of certain compensation that would otherwise be paid to them in the year in which it was earned. Participants may defer up to 75% of base salary and 100% of STIC payments. Under the plan, for each of our named executive officers who participate in the plan, other than Mr. Forsee, we match contributions made by participants in an amount up to 5% of eligible earnings above the applicable annual limit, which for 2007 was $225,000, to compensate highly-compensated employees for limitations placed on our 401(k) plan by federal tax law. Mr. Forsee is not eligible to participate in the matching feature of this plan due to the retirement benefits to which he is eligible under his employment agreement. Compensation deferred by participants and any matching contributions made by us are credited to a bookkeeping account that represents our unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options, which include one option that tracks our common stock and other options that track broad bond and equity indices. Participants may change hypothetical investment elections only four times a year and at least three months must elapse between each change. Under the plan, the amount of our unfunded obligation is determined by tracking the value in the bookkeeping account according to the performance of the hypothetical investments. Messrs. Saleh, Kelly and Forsee, participated in this plan during 2007.

Prior to the Sprint-Nextel merger, Mr. Forsee participated in our Executive Deferred Compensation Plan, or EDCP. The EDCP provides for two hypothetical investment options—one that is interest bearing and one that tracks the performance of our stock—to which deferred contributions credited to bookkeeping accounts may be allocated. The interest bearing account accrues interest at a per annum rate equal to the greater of Citibank’s prime rate in effect at the beginning of each month or 6%.

Potential Payments Upon Termination of Employment or Change of Control

The amounts shown in the tables and discussed in the narratives below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees upon termination of employment, including accrued salary and vacation pay, distribution of balances under our 401(k) and deferred compensation plans and accrued pension benefits available for eligible employees. For more information on the pension and deferred compensation benefits available to our named executive officers, see the Pension Benefits table and related narrative disclosure on page 49 and the Nonqualified Deferred Compensation table and related narrative disclosure beginning on 51 of this proxy statement.

Definitions

For purposes of the discussion below regarding potential payments upon termination of employment or change of control, the following are the definitions for “change of control,” “cause,” “constructive discharge” and “good reason.” These definitions are summaries and each applicable employment agreement between us and a named executive officer, and each applicable plan document, sets forth the relevant definition in full.

“Change of control” generally means (i) the acquisition by a person or group of 30% or more of Sprint Nextel’s voting stock; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction after which Sprint Nextel’s shareholders do not hold more than 50% of the combined entity; the members of Sprint Nextel’s board of directors do not constitute a majority of the directors of the combined entity; or a person or group holds 30% or more of the voting securities of the combined entity; or (iv) the liquidation or dissolution of Sprint Nextel.

We generally have “cause” to terminate the employment of a named executive officer involuntarily where that officer materially breaches his or her employment agreement, fails to perform his or her duties, intentionally acts in a manner that is injurious to us or violates our code of conduct.

“Constructive discharge” generally means that without the executive’s prior consent he or she is removed from his or her position, certain reductions are made to his or her base salary or basic bonus amount other than by an across-the-board reduction or he or she is required to relocate, subject to limited exceptions.

“Good reason” generally means, without the named executive officer’s consent, the occurrence of any of the following: (i) a material breach of his or her employment agreement by Sprint Nextel; (ii) the reduction of an executive’s duties or responsibilities, organizational status, or title; (iii) a reduction in salary, except for across-the-board salary reductions; (iv) our failure to pay any current compensation due, except pursuant to across-the-board compensation deferral; (v) certain relocations; (vi) our failure to continue any compensation plan (or, in some cases, the participation level) that is material to an executive’s total compensation; or (vii) our failure to obtain an agreement from a successor to perform the employment agreement.

Mr. Hesse

The following table and narrative describe the potential payments upon termination of employment for Daniel R. Hesse, our President and CEO, assuming the date of termination of employment was December 31, 2007.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Change of Control: Termination Without Cause or for Good Reason	Disability	Death
Compensation:
Base Salary	$2,400,000	$2,400,000	$1,200,000	$0
Short-Term Incentive—2007	$0	$0	$0	$0
Short-Term Incentive Plan—Target	$4,080,000	$4,080,000	$0	$0
Long-Term Incentive—Accelerated Vesting(1)	$9,439,249	$9,439,249	$9,439,249	$9,439,249
Benefits:
Health and Welfare Benefits	$20,748	$20,748	$10,374	$0
Outplacement Services	$35,000	$35,000	$0	$0
TOTAL	$15,974,997	$15,974,997	$10,649,623	$9,439,249

(1)	The value of accelerated options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our common stock on December 31, 2007, multiplied by the number of accelerated options, and the value of accelerated RSUs is based on the market value of our stock on December 31, 2007, multiplied by the number of accelerated RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Hesse’s employment been terminated on December 31, 2007, either by us without cause or by Mr. Hesse for good reason (as defined in Mr. Hesse’s employment agreement), other than in connection with a change of control (as defined in Mr. Hesse’s employment agreement), he would have been entitled to receive the following severance benefits:

•	compensation through the second anniversary of the termination of his employment, paid in monthly installments, at an annual rate equal to his base salary at the time of termination;

•

payment of the short-term incentive award for (i) the year of his termination and (ii) the two fiscal years following his termination, in each case at the lesser of the target amount or actual performance, with each annual payment being made after the HC&CC has determined whether targets have been achieved;

•	continued participation in our medical and welfare plans for a period of two years;

•	accelerated vesting of options granted and RSUs awarded to Mr. Hesse pursuant to his employment agreement; and

•	outplacement services for two years in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Hesse’s employment been terminated on December 31, 2007, either by us without cause or by Mr. Hesse for good reason, and the termination date was within an 18-month period following a change of control, Mr. Hesse would have been entitled to receive, as soon as practicable:

•	an amount equal to two times the sum of: (i) his then current base salary and (ii) his short-term incentive target opportunity;

•	outplacement services in an amount not to exceed $35,000;

•	continued participation in our medical and welfare plans for a period of two years; and

•	immediate vesting of all options granted and RSUs awarded to Mr. Hesse pursuant to his employment agreement.

Normal (Age 65) Retirement

At Mr. Hesse’s normal (age 65) retirement, he will be entitled to a pro-rata portion of his annual short-term incentive payment, based on our actual performance for the year, with payment being made after the HC&CC has determined whether targets have been achieved.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Hesse voluntarily terminated his employment with us without good reason (as defined in Mr. Hesse’s employment agreement) or been terminated by us for cause (as defined in Mr. Hesse’s employment agreement) on December 31, 2007, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Hesse’s employment been terminated by reason of disability on December 31, 2007, he would have been entitled to receive:

•	an amount equal to his then-current salary for 12 months, through periodic payments with the same frequency as our payroll schedule;

•	continued participation in the medical and welfare plans that Mr. Hesse was participating in on his termination date for a period of one year; and

•	acceleration of options granted and RSUs awarded to Mr. Hesse pursuant to his employment agreement.

Termination as a Result of Death

Had Mr. Hesse’s employment been terminated by reason of death on December 31, 2007, his estate would have been entitled to receive acceleration of options granted and RSUs awarded to Mr. Hesse pursuant to his employment agreement.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Hesse’s entitlement to receive the amounts referenced in the above table, Mr. Hesse will:

•	be required to execute a release in favor of us;

•	be subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, be prohibited from:

•	engaging in certain employment activities with a competitor of ours;

•	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

•	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Hesse breaches any of these obligations, he will have no rights in, and we will have no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement; and any outstanding equity-based award granted under his employment agreement will terminate immediately.

Mr. Saleh

The following table and narrative describe the potential payments upon termination of employment for Paul N. Saleh, our Chief Financial Officer, assuming the date of termination of employment was December 31, 2007. Mr. Saleh’s employment was terminated by us without cause on January 25, 2008.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason Due to Change In Control	Termination Without Cause or for Good Reason	Termination for Good Reason Due to Relocation	Disability	Death
Compensation:
Base Salary	$1,560,000	$1,560,000	$780,000	$780,000	$780,000
Short-Term Incentive—2007	$975,000	$975,000	$975,000	$628,875	$628,875
Short-Term Incentive Plan—Target	$1,950,000	$1,950,000	$975,000	$0	$0
Long-Term Incentive—Accelerated Vesting(1)	$4,854,988	$4,854,988	$4,854,988	$4,854,988	$4,854,988
Benefits:
Health and Welfare Benefits	$31,574	$31,574	$15,787	$15,787	$0
Outplacement Services	$50,000	$50,000	$0	$0	$0
TOTAL	$9,421,562	$9,421,562	$7,210,075	$6,279,650	$6,263,863

(1)	The value of accelerated options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our common stock on December 31, 2007, multiplied by the number of accelerated options, and the value of accelerated RSUs is based on the market value of our stock on December 31, 2007, multiplied by the number of accelerated RSUs.

Termination Without Cause or For Good Reason Due to Change in Control

Had Mr. Saleh’s employment been terminated on December 31, 2007, in connection with a change in control, either by us without cause or by Mr. Saleh for good reason, Mr. Saleh would have been entitled to receive, as soon as practicable:

•	an amount equal to his then-current base salary for a two-year period, payable in a lump sum;

•

payment of the short-term incentive award for (i) the year of his termination and (ii) the next two fiscal years, in each case at the greater of the target amount or actual performance, with each annual payment being made after the HC&CC has determined whether targets have been achieved;

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months;

•	continued participation in the medical and welfare plans that Mr. Saleh was participating in on his termination date for a period of two years; and

•	outplacement services in an amount not to exceed $50,000.

Termination Without Cause or For Good Reason (Other than Relocation)

Had Mr. Saleh’s employment been terminated on December 31, 2007, either by us without cause or by Mr. Saleh for good reason, other than for relocation (as these terms are defined in Mr. Saleh’s employment agreement), Mr. Saleh would have been entitled to receive:

•	an amount equal to his then-current base salary and benefits for a two-year period, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (i) the year of his termination and (ii) the next two fiscal years, in each case at the greater of the target amount or actual performance, with each annual payment being made after the HC&CC has determined whether targets have been achieved;

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months;

•	continued participation in the medical and welfare plans that Mr. Saleh was participating in on his termination date for a period of two years; and

•	outplacement services in an amount not to exceed $50,000.

Termination for Good Reason Due to Relocation

Had Mr. Saleh terminated his employment with us on December 31, 2007 for good reason based on the relocation of his principal place of work more than 30 miles without his consent, he would have been entitled to receive:

•	an amount equal to his existing annual base salary and benefits for a one-year period, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (i) the fiscal year of his termination and (ii) the next fiscal year, in each case at the greater of the target amount or actual performance, with each annual payment being made after the HC&CC determined whether targets have been achieved;

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months; and

•	continued participation in the medical and welfare plans that Mr. Saleh was participating in on his termination date for one year.

Benefits Upon Disability

Had Mr. Saleh’s employment been terminated by reason of disability on December 31, 2007, he would have been entitled to receive:

•	an amount equal to his existing annual base salary for a one-year period, through periodic payments with the same frequency as our payroll schedule;

•	a pro-rata short-term incentive payment based on our actual performance for the year, with payment being made after the HC&CC determined whether targets were achieved;

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months; and

•	continued participation in the medical and welfare plans that Mr. Saleh was participating in on his termination date for one year.

If Mr. Saleh becomes entitled to receive benefits under a long-term disability plan paid for by us, then his benefits will be reduced by the amount of the benefits paid under the disability plan.

Benefits Upon Death

Had Mr. Saleh’s employment been terminated by reason of death on December 31, 2007, his estate would have been entitled to receive:

•	an amount equal to his existing annual salary, payable in a lump sum;

•	a pro-rata short-term incentive payment based on our actual performance for the year, with payment as soon as practicable; and

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Saleh voluntarily terminated his employment with us without good reason (as defined in Mr. Saleh’s employment agreement) or been terminated by us for cause (as defined in Mr. Saleh’s employment agreement) on December 31, 2007, he would have been entitled to the actual short-term incentive award for the fiscal year of $628,875.

Normal (Age 65) Retirement

At Mr. Saleh’s normal (age 65) retirement, he would have been entitled to:

•

a pro-rata portion of his annual short-term incentive payment, based on our actual performance for the year, with payment being made after the HC&CC has determined whether targets have been achieved; and

•	acceleration of options granted and RSUs awarded to Mr. Saleh that have been outstanding for at least one year as of the date of retirement, pursuant to our 1997 Long-Term Stock Incentive Program.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Saleh’s entitlement to receive the benefits discussed above, except for benefits provided at normal retirement or death, he will be required to execute a release in favor of us. In addition, the continued payment of the above amounts, except for benefits provided at normal retirement, is based on Mr. Saleh’s compliance with confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment and, for the 24-month period following the termination of his employment, with non-competition and non-solicitation provisions.

Mr. West

The following table and narrative describe the potential payments upon termination of employment for Barry West, our Chief Technology Officer and President, 4G Mobile Broadband, assuming the date of termination of employment was December 31, 2007.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Termination for Good Reason Due to Relocation	Disability	Death
Compensation:
Base-Salary	$0	$0	$469,356	$469,356
Short-Term Incentive—2007	$166,340	$166,340	$303,016	$303,016
Short-Term Incentive Plan—Target	$0	$0	$0	$0
Long-Term Incentive—Accelerated Vesting(1)	$0	$0	$0	$0
Benefits:
Health and Welfare Benefits	$32,658	$16,329	$16,329	$0
Outplacement Services	$0	$0	$0	$0
TOTAL	$198,998	$182,669	$788,701	$772,372

(1)	The value of accelerated options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our common stock on December 31, 2007, multiplied by the number of accelerated options, and the value of accelerated RSUs is based on the market value of our stock on December 31, 2007, multiplied by the number of accelerated RSUs. Pursuant to the second amendment to his employment agreement, on February 28, 2007 all unvested options, deferred shares and RSU awards vested.

Amendments to Employment Agreement

On December 31, 2007, Mr. West entered into a third amendment to his employment agreement providing for:

•	a base salary for fiscal year 2008 of $469,356, subject to merit increase in the manner consistent with the company’s general policies regarding compensation of senior executive employees;

•

if Mr. West resigns during 2008, a pro-rata payment of his short-term incentive award at the greater of target or actual, with payment being made after the HC&CC has determined whether targets have been achieved;

•

a lump sum payment of $250,000 on June 30, 2008 if Mr. West is employed through that date, or a pro-rata payment of $250,000 based on the number of days employed up until June 30, 2008 if Mr. West resigns or is involuntarily terminated without cause prior to June 30, 2008, payable as soon as practicable after his termination;

•

a lump sum payment of $250,000 on December 31, 2008 if Mr. West is employed through that date, or a pro-rata payment of $250,000 based on the number of days employed after June 30, 2008 if Mr. West resigns or is involuntarily terminated without cause prior to December 31, 2008, payable as soon as practicable after his termination date; and

•	waiver by Mr. West of participation in our 2008 long-term incentive compensation programs.

Termination Without Cause or For Good Reason (Other than Relocation)

Had Mr. West’s employment been terminated on December 31, 2007, whether or not in connection with a change in control, either by us without cause or by Mr. West for good reason, other than for relocation (as these terms are defined in Mr. West’s employment agreement), Mr. West would have been entitled to receive:

•	continued participation in the medical and welfare plans that Mr. West was participating in on his termination date for a period of two years; and

Termination For Good Reason Due to Relocation

Had Mr. West terminated his employment with us on December 31, 2007 for good reason based on the relocation of his principal place of work more than 30 miles without his consent, Mr. West would have been entitled to receive:

•	continued participation in the medical and welfare plans that Mr. West was participating in on his termination date for one year.

Benefits Upon Disability

Had Mr. West’s employment been terminated by reason of disability on December 31, 2007, he would have been entitled to receive:

•	an amount equal to his existing annual base salary for a one-year period, through periodic payments with the same frequency as our payroll schedule;

•	a short-term incentive payment based on our actual performance for the year, with payment being made after the HC&CC determined whether targets were achieved;

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months; and

•	continued participation in the medical and welfare plans that Mr. West was participating in on his termination date for one year.

If Mr. West becomes entitled to receive benefits under a long-term disability plan paid for by us, then his benefits will be reduced by the amount of the benefits paid under the disability plan.

Benefits Upon Death

Had Mr. West’s employment been terminated by reason of death on December 31, 2007, his estate would have been entitled to receive:

•	an amount equal to his existing annual salary, payable in a lump sum;

•	a short-term incentive payment based on our actual performance for the year, with payment as soon as practicable; and

•	accelerated vesting of options and RSUs, and any vested stock options will remain outstanding and exercisable for 12 months.

Voluntary Termination of Employment or Termination for Cause

Had Mr. West voluntarily terminated his employment with us without good reason (as defined in Mr. West’s employment agreement) or been terminated by us for cause (as defined in Mr. West’s employment agreement) on December 31, 2007, he would have been entitled to the actual short-term incentive award for the fiscal year of $303,016.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. West’s entitlement to receive the benefits discussed above, except for benefits provided at normal retirement or death, he will be required to execute a release in favor of us. In addition, the continued payment of the above amounts, except for benefits provided at normal retirement, is based on Mr. West’s compliance with confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment and, for the 24-month period following the termination of his employment, with a non-solicitation provision.

Mr. Kelly

On January 25, 2008, we terminated Timothy E. Kelly’s, our former Chief Marketing Officer, employment without cause. The following table and narrative describe the payments Mr. Kelly is entitled to receive due to his termination.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Constructive Discharge
Compensation:
Base Salary	$858,002
Short-Term Incentive— 2007	$375,976
Short-Term Incentive Plan—Target	$900,902
Long-Term Incentive—Continued Vesting(1)	$1,764,812
Benefits:
Health and Welfare Benefits	$19,949
Outplacement Services	$22,500
TOTAL	$3,942,141

(1)	The value of accelerated options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our common stock on December 31, 2007, multiplied by the number of accelerated options, and the value of accelerated RSUs is based on the market value of our stock on December 31, 2007, multiplied by the number of accelerated RSUs.

Pursuant to his employment agreement and our benefit and compensation plans and programs, Mr. Kelly is entitled to receive the following severance benefits:

•	compensation at the same rate as his then-current base salary for a period of 18 months, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (i) the fiscal year in which the termination occurred based on the actual performance level for the period before the beginning of his termination and (ii) the next 18 months based on the lesser of the actual performance levels during this period or 100% of targeted performance during this period, with payment for the post-termination amounts being made after the HC&CC determined whether targets were achieved;

•	continued vesting of options and RSUs during the 18-month severance period;

•	continued participation in all group health plans that Mr. Kelly was participating in on his termination date for a period of 18 months, unless Mr. Kelly becomes employed full-time during this period;

•	continued participation in all group life insurance and other retirement plans that Mr. Kelly was participating in on his termination date for a period of 18 months; and

•	outplacement services until Mr. Kelly becomes employed, assumed one year for purposes of table above.

Conditions Applicable to the Receipt of Severance Payments and Benefits

The continued payment of the above amounts, except for accrued pension benefits and benefits provided at normal retirement or death, is based on Mr. Kelly’s compliance with a confidentiality provision on a permanent basis following the termination of his employment and, for the 18-month period following the termination of his employment, with non-competition and non-solicitation provisions.

Ms. Walker

The following table and narrative describe the potential payments upon termination of employment for Kathryn A. Walker, our Chief Network Officer, assuming the date of termination of employment was December 31, 2007.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason Due to Change in Control
Compensation:
Base Salary	$780,000	$1,040,000
Short-Term Incentive—2007	$330,356	$330,356
Short-Term Incentive Plan—Target	$780,000	$1,040,000
Long-Term Incentive—Accelerated Vesting/Continued Vesting(1)	$1,133,921	$3,392,846
Benefits:
Health and Welfare Benefits	$14,811	$19,748
Outplacement Services	$33,750	$45,000
TOTAL	$3,072,838	$5,867,950

(1)	The value of accelerated options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our common stock on December 31, 2007, multiplied by the number of accelerated options, and the value of accelerated RSUs is based on the market value of our stock on December 31, 2007, multiplied by the number of accelerated RSUs.

Termination Without Cause or For Good Reason

Had Ms. Walker’s employment been terminated on December 31, 2007 either by us for any reason other than for cause or by Ms. Walker for good reason (as these terms are defined in Ms. Walker’s employment agreement), other than in connection with a change in control, Ms. Walker would have been entitled to receive:

•	compensation at the same rate as her then-current base salary for a period of 18 months, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (i) the fiscal year in which the termination occurred based on the actual performance level for the period before the beginning of her termination, (ii) the next fiscal year and (iii) a portion of the short-term incentive award for the second fiscal year following her termination (based on the length of time served in the year that her employment was terminated), in each of (ii) and (iii) at the lesser of the target amount or actual performance, with payment for the post-termination amounts being made after the HC&CC determined whether targets were achieved;

•

continued participation in all group health plans, all group life insurance plans and retirement plans that Ms. Walker was participating in on her termination date for a period of 18 months, unless Ms. Walker becomes employed full-time during this period;

•	continued vesting of options and RSUs during the 18-month severance period; and

•	outplacement services until the earlier of (i) 18 months or (ii) Ms. Walker becoming re-employed.

Termination Without Cause or For Good Reason Following a Change in Control

Had Ms. Walker’s employment been terminated on December 31, 2007, either by us without cause or by Ms. Walker for good reason, and the termination date was within a 24-month period following a change of control, Ms. Walker would have been entitled to receive pursuant to her employment agreement, as soon as practicable:

•	an amount equal to her then-current base salary for a period of 24-months, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (i) the fiscal year in which the termination occurred based on the actual performance level for the period before the beginning of her termination, (ii) the next fiscal year and (iii) the fiscal year following her termination, in each of (ii) and (iii) at the target amount, with payment for the post-termination amounts being made at the time the payouts are made for the relevant performance period;

•

continued participation in all group health plans, all group life insurance plans and retirement plans that Ms. Walker was participating in on her termination date for a period of 24 months, unless Ms. Walker becomes employed full-time during this period;

•	continued vesting of options and RSUs during the 24 month severance period; and

•	outplacement services until the earlier of (i) 24 months or (ii) Ms. Walker becoming re-employed.

In addition, Ms. Walker is eligible to participate in our Change in Control Severance Plan under which she would receive similar benefits in a lump sum payment but only for defined terminations occurring within 18-months of a change in control.

Voluntary Termination of Employment or Termination for Cause

Had Ms. Walker voluntarily terminated her employment with us or been terminated by us for cause on December 31, 2007, she would have been entitled to a $330,356 short-term incentive award for fiscal year 2007.

Benefits Upon Normal (Age 65) Retirement

At Ms. Walker’s normal (age 65) retirement, she will be entitled to:

•

a pro-rata portion of her annual short-term incentive payment based on our actual performance for the year, with payment being made after the HC&CC has determined whether targets have been achieved; and

•	acceleration of options granted and RSUs awarded to Ms. Walker that have been outstanding at least one year as of the date of retirement, pursuant to our 1997 Long-Term Stock Incentive Program.

Termination as a Result of Death or Disability

Had Ms. Walker’s employment been terminated by reason of death or disability on December 31, 2007, she or her estate, as applicable, would have been entitled to:

•	a short-term incentive award of $330,356 based on our actual performance for the year, with payment being made after the HC&CC determined whether targets were achieved; and

•

acceleration of $4,396,556 of options granted and RSUs awarded and outstanding as of the date of death or disability, pursuant to our 1997 Long-Term Stock Incentive Program, with the value of accelerated options based on the intrinsic value of the options, and the value of accelerated RSUs based on the market value of our stock, on December 31, 2007.

Conditions Applicable to the Receipt of Severance Payments and Benefits

The continued payment of the above amounts, except for accrued pension benefits and benefits provided at normal retirement or death, is based on Ms. Walker’s compliance with a confidentiality provision on a permanent basis following the termination of her employment and, for the 18-month period following the termination of her employment, with non-competition and non-solicitation provisions.

Mr. Forsee

On January 1, 2008, we terminated Gary D. Forsee’s, our former Chairman, President and CEO, employment without cause.

The following table describes the payments Mr. Forsee is entitled to receive due to his termination.

Termination Without Cause
Compensation
Base Salary	$3,000,000
Short-Term Incentive—2007	$1,516,740
Short-Term Incentive Plan—Target	$5,100,000
Benefits
Present Value of Additional Retirement Benefit	$3,853,377
Health and Welfare Benefits	$34,205
Outplacement Services	$45,000
Security Equipment and Services and Communication Services	$11,273
TOTAL	$13,560,595

Pursuant to his employment agreement and our benefit and compensation plans and programs, Mr. Forsee is entitled to receive the following severance benefits:

•

compensation through the second anniversary of the termination of his employment, paid in monthly installments, at an annual rate equal to his base salary at the time of termination and his target short-term incentive opportunity for the year in which his employment was terminated;

•	his annual short-term incentive payment for the year of termination, based on our actual performance for the year, with payment being made after the HC&CC determined whether targets were achieved;

•	two years of outplacement services;

•	continued participation in our medical and welfare plans for a period of two years;

•

continued receipt for two years of perquisites that he was receiving, or entitled to receive, at the time his employment was terminated (other than the use of company aircraft), which perquisites currently include security equipment and services and communications services; and

•	a 10% increase in his additional retirement benefit.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Forsee’s entitlement to receive the amounts referenced in the above table, he executed a release in favor of us. In addition, the continued payment of the above amounts is based on Mr. Forsee’s compliance with confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment and, for the two-year period following the termination of his employment, with non-competition and non-solicitation provisions.

Certain Relationships and Related Transactions

In connection with Embarq’s agreement to release any claims that it may have against us or Mr. Hesse with respect to Mr. Hesse’s covenant not to compete with Embarq, we and Embarq have agreed to resolve an arbitration proceeding related to the spin-off of Embarq, extend by three years the period of time that Embarq has limited rights with respect to certain of our patents, extend for one year certain pricing terms for voice wireless services provided by us for resale by Embarq, negotiate and execute a lease for office space located in Overland Park to Embarq, and refrain from soliciting or hiring for employment certain employees of Embarq, none of which will have a material impact on our financial position or results of operations.

In 2007, our board of directors adopted a written policy regarding the review and approval or ratification of transactions involving our company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding voting stock, each of whom is referred to as a related party. Our policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $120,000, except for approved compensation-related arrangements. Our corporate governance and legal staff are primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

We have a related party transaction committee comprised of members of management that reviews related party transactions to determine, based on the facts and circumstances, the potential amount involved and whether a related party has a direct or indirect material interest in the transaction. The related party transaction committee then makes a recommendation to the Audit Committee of our board of directors regarding the appropriateness of the related party transaction. The Audit Committee approves or ratifies the related party transaction only if it determines the transaction is in the best interests of our company and our shareholders.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

Our Audit Committee has voted to appoint KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting for our company and our subsidiaries for the year ending December 31, 2008. Our shareholders are asked to ratify that appointment at the annual meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

The following paragraphs describe the fees billed for professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2006 and 2007.

Audit Fees

For professional services rendered for the audit of our 2007 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2007 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of $14.4 million.

For professional services rendered for the audit of our 2006 consolidated financial statements, the report on management’s assessment regarding the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2006 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of $15.1 million.

These amounts also include reviews of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.

Audit-Related Fees

For professional audit-related services rendered to us, KPMG billed us a total of $1.4 million in 2007. Audit-related services in 2007 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

For professional audit-related services rendered to us, KPMG billed us a total of $2.0 million in 2006. Audit-related services in 2006 generally included support related to the spin-off of our local communications business, the acquisition of former affiliates, the audits of our employee benefit plans and other attestation services.

Tax Fees

For professional tax services rendered to us, KPMG billed us a total of $0.1 million in 2007. Tax services in 2007 primarily included tax consultation matters.

For professional tax services rendered to us, KPMG billed us a total of $1.3 million in 2006. Tax services in 2006 primarily included tax consultation related to the spin-off of our local communications business, the acquisition of former affiliates and domestic corporate tax compliance and advice.

All Other Fees

In 2007 and 2006, KPMG did not bill any fees in addition to the fees described above.

The Audit Committee determined that the non-audit services rendered by KPMG in 2007 and 2006 were compatible with maintaining its independence as auditors of our consolidated financial statements.

The Audit Committee has adopted policies and procedures concerning our independent registered public accounting firm, including the pre-approval of services to be provided. Our Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services; however, pre-approval authority may be delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting. Our independent registered public accounting firm is generally prohibited from providing certain non-audit services under our policy, which is more restrictive than the SEC rules. Any permissible non-audit service engagement must be specifically approved in advance by the Audit Committee. We provide quarterly reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm.

Our board of directors recommends that you vote for the ratification of the appointment of KPMG in this Proposal 2.

Proposal 3. Shareholder Proposal Concerning Special Shareholder Meetings

(Item 3 on Proxy Card)

Mr. Kenneth Steiner of 14 Stoner Avenue, 2M, Great Neck, NY 11021, owner of 900 shares of our series 1 common stock, has given notice of his designation of John Chevedden as his proxy to introduce the following resolution at the Annual Meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

RESOLVED, Special Shareholder Meetings, Shareholders ask our board to amend our bylaws and any other appropriate governing documents in order that there is no restriction on the shareholder right to call a special meeting, compared to the standard allowed by applicable law on calling a special meeting.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important regarding a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard support a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor this right.

Eighteen (18) proposals on this topic averaged 56%-support in 2007—including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services).

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

•	We had no shareholder right to:

1) Cumulative voting.

2) Act by written consent.

3) Call a special meeting.

•	Poison Pill: Our directors can adopt a poison pill and prevent us from ever voting on it.

•

Three directors were designated “Accelerated Vesting” directors by The Corporate Library- due to a director’s involvement with a board that sped up stock option vesting to avoid recognizing the corresponding cost:

Mr. Drendel

Ms. Hill

Mr. Hockaday

Additionally:

•

Mr. Hockaday and Ms. Lorimer were each designated as a “Problem Director” by The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, due to their earlier tenure at Sprint. Sprint’s proposed merger with WorldCom led to the acceleration of $1.7 billion in stock options even though the merger ultimately failed. Sprint was sued by shareholders for this.

•	Seven of our directors also served on boards rated D by the Corporate Library:

1)	Mr. Hockaday	Estee Lauder (EL)
Crown Media (CRWN)
2)	Mr. Glasscock	WellPoint (WLP)
3)	Ms. Lorimer	McGraw-Hill (MHP)
4)	Mr. Bennett	Liberty Media (LCAPA)
5)	Ms. Hill	Dean Foods (DF)
6)	Mr. Bethune	Honeywell (HON)
7)	Mr. Swanson	Raytheon (RTN)

•	Mr. Swanson also had the highest withheld votes at our 2007 annual meeting.

The above concerns shows there is room for improvement and reinforces the reason to take one step forward now and encourage our board to respond positively to this proposal:

Special Shareholder Meetings—

Yes on Proposal 3

Our Response to the Shareholder Proposal

Our board believes this proposal is not in the best interest of our company and recommends that shareholders vote “against” this proposal. The proposal, as submitted, allows any shareholder the right to call a special meeting, regardless of his or her ownership percentage of our common stock. Allowing shareholders with potentially conflicting interests to call meetings at will on different matters could create major confusion for our other shareholders and disruption to our business.

The proponent states that shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Calling special meetings of shareholders is not a matter to be taken lightly, and should only be relied upon when our company’s fiduciary obligations or strategic concerns require matters to be addressed in a timely manner. In the extraordinary circumstance where a matter cannot wait until the next annual meeting, our bylaws permit a special meeting of the shareholders to be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or the board of directors.

More importantly, our board believes that it is not in the best interest of our company and our shareholders to incur the financial and administrative expense and business disruption that would enable any of our shareholders to call shareholder meetings for any reason, at any time, and as frequently as they choose. The expenses would include the legal costs of preparing the necessary disclosure documents and printing and mailing the materials to our large shareholder base, as well as the time commitment required of our board and members of senior management to prepare for and conduct the meeting.

This shareholder proposal should be viewed in the context of the numerous corporate governance initiatives that our board has already implemented for the benefit of our shareholders. Our company’s current corporate governance structure is a sound one that is reviewed annually to consider governance developments and best practices and that empowers our shareholders to express their concerns on important corporate matters. Our corporate governance structure already provides for the following:

•	Declassified Board—All of our directors serve one-year terms and stand for re-election at each annual meeting.

•	Director Nomination Process—Our bylaws set forth a process by which a shareholder may nominate directors to our board at an annual meeting.

•	Majority Voting—Our bylaws provide for a majority vote standard for the election of directors in an uncontested election.

•

Shareholder Vote Required—Our shareholders have the ability to vote on important matters, such as takeover offers. The rules of the NYSE also require listed companies like us to seek shareholder consent to issue common stock that would amount to 20 percent or more of the outstanding shares of the company, and the Kansas General Corporation Code requires us to seek shareholder approval for certain mergers or the sale of all or substantially all of our assets and our charter documents provide for these matters to be voted on by our shareholders.

•	Strict Director Independence Standards—Our Corporate Governance Guidelines require that at least two-thirds of our board be independent.

•

Shareholder Communication Process—Our board has established a process that enables our shareholders to communicate with our directors. The process is described on page 17. As enumerated in our Corporate Governance Guidelines, our outside directors may also, from time to time, meet with outside parties on issues of significance to all shareholders.

Our board believes that our director nomination process, together with our majority vote standard in the election of directors, offers substantial opportunities for shareholders to influence the election of the directors. According to RiskMetrics’ 2008 U.S. Proxy Voting Guidelines, the ability of shareholders to nominate directors to the company’s ballot and the adoption of a majority vote standard are deemed to be adequate countervailing measures if a company does not provide for cumulative voting. Our annual shareholder meetings also provide our shareholders with an opportunity to submit shareholder proposals, such as this one, as a means to communicate with other shareholders and raise appropriate questions and concerns.

For the reasons described above, our board of directors recommends that you vote against this Proposal 3.

Other Matters to Come Before the Meeting

We do not intend to bring any other matters before the meeting, and we do not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

Future Shareholder Proposals

The deadline for submitting shareholder proposals to be included in the proxy statement for our 2009 annual meeting of shareholders is November 27, 2008. If you intend to submit a proposal, it must be received by our Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, no later than that date.

If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, between December 15, 2008 and January 13, 2009. For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business. The notice must also include your name, address, and the class and number of shares of our stock that you own.

ANNEX A

2008 Sprint Nextel Annual Meeting

A-1

Sprint THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date SPRINT NEXTEL CORPORATION SPLJR1 For Against Abstain For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 12, 2008 (May 7, 2008 for shares held through our 401(k) plan). Have your control number in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Sprint Nextel in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 12, 2008 (May 7, 2008 for shares held through our 401(k) plan). Have your control number in hand when you call and then follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sprint Nextel Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1. Election of Nine Directors The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3. Vote on Items 1a) Robert R. Bennett 1b) Gordon M. Bethune 1c) Larry C. Glasscock 1d) James H. Hance, Jr. 1e) Daniel R. Hesse 1f) V. Janet Hill 1g) Irvine O. Hockaday, Jr. 1h) Rodney O’Neal 1i) Ralph V. Whitworth 2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Sprint Nextel for 2008. 3. To vote on a shareholder proposal concerning special shareholder meetings. 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) above. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporate officers should indicate the capacity in which they are signing. PLEASE VOTE THIS PROXY PROMPTLY whether or not you expect to attend the meeting. *NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. SPRINT NEXTEL CORPORATION 6200 SPRINT PARKWAY OVERLAND PARK, KANSAS 66251

Sprint Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. SPRINT NEXTEL CORPORATION 6200 SPRINT PARKWAY OVERLAND PARK, KANSAS 66251 This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 13, 2008. The undersigned hereby appoints Leonard J. Kennedy and Christie A. Hill, and each of them, with full power of substitution, as proxies, to vote all the shares of common and preferred stock of Sprint Nextel Corporation (“Sprint Nextel”) that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders to be held May 13, 2008, and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting. This Proxy, if signed and returned, will be voted as indicated. If this card is signed and returned without indication as to how to vote, the shares will be voted FOR items 1 and 2 and AGAINST item 3. Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder. ADMISSION TICKET 2008 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 13, 2008 10:00 a.m. Eastern time The Hyatt Regency Reston 1800 Presidents Street Reston, Virginia 20190 THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND A GUEST, OR PERSONS HOLDING PROXIES FROM SHAREHOLDERS.